FLEXIBLE PREMIUM
                 INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACTS
                                    ISSUED BY
                          LINCOLN BENEFIT LIFE COMPANY
                               IN CONNECTION WITH
                  LINCOLN BENEFIT LIFE VARIABLE ANNUITY ACCOUNT
             STREET ADDRESS: 2940 SOUTH 84TH ST., LINCOLN, NE 68506
            MAILING ADDRESS: P. O. BOX 82532, LINCOLN, NE 68501-2532
                        TELEPHONE NUMBER: 1-800-525-9287

The Contract is a deferred annuity contract designed to aid you in long-term financial planning. You may purchase it on either a tax qualified or non-tax qualified basis.

Because this is a flexible premium annuity contract, you may pay multiple premiums. We allocate your premium to the investment options under the Contract and our Fixed Account in the proportions that you choose. The Contract currently offers twenty-one investment options, each of which is a subaccount of the Lincoln Benefit Life Variable Annuity Account ("Separate Account"). Each Subaccount invests exclusively in shares of one of the following Portfolios:

GOLDMAN SACHS VARIABLE INSURANCE TRUST: CORE Small Cap Equity, International Equity

J.P. MORGAN SERIES TRUST II:  Small Company

LAZARD RETIREMENT SERIES, INC.:  Emerging Markets, International Equity

LSA VARIABLE SERIES TRUST: Focused Equity, Balanced, Growth Equity, Disciplined Equity, Value Equity, Emerging Growth Equity

THE INSTITUTIONAL UNIVERSAL FUNDS, INC. (FORMERLY KNOWN AS MORGAN STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.): Mid Cap Growth, MidCap Value, High Yield

OCC ACCUMULATION TRUST:  Equity, Small Cap

PIMCO VARIABLE INSURANCE TRUST: StocksPLUS Growth and Income, Foreign Bond, Total Return Bond, Money Market

SALOMON BROTHERS VARIABLE SERIES FUNDS:  Capital

Some of the portfolios described in this Prospectus may not be available in your Contract. We may make available other investment options in the future.

Your Contract Value will vary daily as a function of the investment performance of the Subaccounts to which you have allocated Purchase Payments and any interest credited to the Fixed Account. We do not guarantee any minimum Contract Value for amounts allocated to the Subaccounts. Benefits provided by this Contract, when based on the Fixed Account, are subject to a Market Value Adjustment, which may result in an upward or downward adjustment in withdrawal benefits, death benefits, settlement values, and transfers to the Subaccounts.

You may not purchase a Contract if either you or the Annuitant are 86 years old or older before we receive your application.

In certain states the Contract may be offered as a group contract with individual ownership represented by Certificates. The discussion of Contracts in this prospectus applies equally to Certificates under group contracts, unless the content specifies otherwise.

This prospectus sets forth the information you ought to know about the Contract. You should read it before investing and keep it for future reference.

We have filed a Statement of Additional Information with the Securities and Exchange Commission ("SEC"). The current Statement of Additional Information is dated May 1, 2000. The information in the Statement of Additional Information is incorporated by reference in this prospectus. You can obtain a free copy by writing us or calling us at the telephone number given above. The Table of Contents of the Statement of Additional Information appears on page 35 of this prospectus.

At least once each year we will send you an annual statement. The annual statement details values and specific information for your Contract. It does not contain our financial statements. Our financial statements are set forth in the Statement of Additional Information. Lincoln Benefit will file annual and quarterly reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can obtain copies of these documents by writing to the SEC and paying a duplicating fee. Please call the SEC at 1-800-SEC-0330 for further information as to the operation of the public reference room. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).



------------------------------------------------------------------------------

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES NOR HAS IT PASSED ON THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS IS VALID ONLY IF ACCOMPANIED OR PRECEDED BY CURRENT PROSPECTUSES FOR THE PORTFOLIOS LISTED ABOVE. IF ANY OF THESE PROSPECTUSES IS MISSING OR OUTDATED, PLEASE CONTACT US AND WE WILL SEND YOU THE PROSPECTUS YOU NEED.

PLEASE READ THIS PROSPECTUS CAREFULLY AND RETAIN IT FOR YOUR FUTURE REFERENCE.

                 THE DATE OF THIS PROSPECTUS IS MAY 1, 2000.

                                TABLE OF CONTENTS

DEFINITIONS......................................................4

FEE TABLES.......................................................5

EXAMPLES.........................................................7

EXPLANATION OF FEE TABLES AND EXAMPLES...........................8

QUESTIONS AND ANSWERS ABOUT YOUR CONTRACT........................9

FINANCIAL INFORMATION............................................12

DESCRIPTION OF THE CONTRACTS.....................................13
Summary..........................................................13
Contract Owner...................................................13
Annuitant........................................................13
Modification of the Contract.....................................13
Assignment.......................................................13
Free Look Period.................................................13

PURCHASES AND CONTRACT VALUE.....................................13
Minimum Purchase Payment.........................................13
Automatic Payment Plan...........................................13
Credit Enhancement...............................................14
Allocation of Purchase Payments..................................14
Contract Value...................................................14
Separate Account Accumulation Unit Value.........................14
Transfer During Accumulation Period..............................14
Transfers Authorized by Telephone................................15
Automatic Dollar Cost Averaging Program..........................15
Portfolio Rebalancing............................................15

THE INVESTMENT AND FIXED ACCOUNT OPTIONS.........................16
Separate Account Investments.....................................16
The Portfolios...................................................16
Voting Rights....................................................18
Additions, Deletions, and Substitutions of Securities............18
The Fixed Account................................................19
General..........................................................19
Guaranteed Maturity Fixed Account Option.........................19
Market Value Adjustment..........................................20
Dollar Cost Averaging Fixed Account Option.......................20

ANNUITY BENEFITS.................................................21
Annuity Date.....................................................21
Annuity Options..................................................21
Other Options....................................................21
Annuity Payments: General........................................22
Variable Annuity Payments........................................22
Fixed Annuity Payments...........................................22
Transfers During Annuity Period..................................22
Death Benefit During Annuity Period..............................23
Certain Employee Benefit Plans...................................23

OTHER CONTRACT BENEFITS..........................................23
Death Benefit....................................................23
Enhanced Death Benefit Rider.....................................24
Beneficiary......................................................25
Contract Loans for 401(a), 401(k), and 403(b) Contracts..........25
Withdrawals (Redemptions)........................................26
Substantially Equal Periodic Payments............................27
Systematic Withdrawal Program....................................27
ERISA Plans......................................................27
Minimum Contract Value...........................................27

CONTRACT CHARGES.................................................27
Mortality and Expense Risk Charge................................28
Administrative Charges...........................................28
Contract Maintenance Charge......................................28
Administrative Expense Charge....................................28
Transfer Fee.....................................................28
Sales Charges....................................................28
Withdrawal Charge................................................28
Free Withdrawal..................................................29
Waiver Benefits..................................................29
General..........................................................29
Confinement Waiver Benefit.......................................29
Terminal Illness Waiver Benefit..................................30
Waiver of Withdrawal Charge for Certain Qualified Plan
 Withdrawals.....................................................30
Premium Taxes....................................................30
Deduction for Separate Account Income Taxes......................30
Other Expenses...................................................30

FEDERAL TAX MATTERS..............................................30
Taxation of Annuities in General.................................30
Tax Qualified Contracts..........................................32
Income Tax Withholding...........................................32

DESCRIPTION OF LINCOLN BENEFIT LIFE COMPANY AND THE SEPARATE
ACCOUNT..........................................................32
Lincoln Benefit Life Company.....................................32
Separate Account.................................................33
State Regulation of Lincoln Benefit..............................33

ADMINISTRATION...................................................33

MARKET TIMING AND ASSET ALLOCATION SERVICES......................34

DISTRIBUTION OF CONTRACTS........................................34

LEGAL PROCEEDINGS................................................34

LEGAL MATTERS....................................................34

ANNUAL REPORTS AND OTHER DOCUMENTS...............................34

REGISTRATION STATEMENT...........................................34

TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION.........35

APPENDIX A--ACCUMULATION UNIT VALUES.............................A-1
APPENDIX B--PORTFOLIOS AND PERFORMANCE DATA......................B-1
APPENDIX C--ILLUSTRATION OF A MARKET VALUE ADJUSTMENT............C-1

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. WE DO NOT AUTHORIZE ANYONE TO PROVIDE ANY INFORMATION OR REPRESENTATIONS REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS OTHER THAN AS CONTAINED IN THIS PROSPECTUS.

                                   DEFINITIONS

Please refer to this list for the meaning of the following terms:

ACCUMULATION PERIOD - The period, beginning on the Issue Date, during which Contract Value builds up under your Contract.

ACCUMULATION UNIT - A unit of measurement which we use to calculate Contract Value.

ANNUITANT - The natural person on whose life the annuity benefits under a Contract are based.

ANNUITIZATION - The process to begin annuity payments under the Contract.

ANNUITIZED VALUE - The Contract Value adjusted by any applicable Market Value Adjustment and less any applicable taxes.

ANNUITY DATE - The date on which annuity payments are scheduled to begin.

ANNUITY PERIOD - The period during which annuity payments are paid. The Annuity Period begins on the Annuity Date.

ANNUITY UNIT - A unit of measurement which we use to calculate the amount of Variable Annuity payments.

BENEFICIARY(IES) - The person(s) designated to receive any death benefits under the Contract.

COMPANY ("WE," "US," "OUR," "LINCOLN BENEFIT") - Lincoln Benefit Life Company.

CONTRACT ANNIVERSARY - Each anniversary of the Issue Date.

CONTRACT OWNER ("YOU") - The person(s) having the privileges of ownership defined in the Contract. If your Contract is issued as part of a retirement plan, your ownership privileges may be modified by the plan.

CONTRACT VALUE - The sum of the values of your interests in the Subaccounts of the Separate Account and the Fixed Account.

CONTRACT YEAR - Each twelve-month period beginning on the Issue Date and each Contract Anniversary.

CONTRIBUTION YEAR - Each twelve-month period beginning on the date a Purchase Payment is allocated to a Subaccount, or each anniversary of that date.

CREDIT ENHANCEMENT - An amount we add to your Contract Value when a Purchase Payment is received. Each Credit Enhancement will be counted as earnings under your Contract.

FIXED ACCOUNT - The portion of the Contract Value allocated to our general account.

FIXED ANNUITY - A series of annuity payments that are fixed in amount.

GUARANTEE PERIODS - A period of years for which we have guaranteed a specific effective annual interest rate on an amount allocated to the Fixed Account.

ISSUE DATE - The date when the Contract becomes effective.

LATEST ANNUITY DATE - The latest date by which you must begin annuity payments under the Contract.

LOAN ACCOUNT - An account established for amounts transferred from the Subaccounts or the Fixed Account as security for outstanding Contract loans.

MARKET VALUE ADJUSTMENT - An amount added to or subtracted from certain transactions involving your interest in the Fixed Account, to reflect the impact of changing interest rates.

NET INVESTMENT FACTOR - The factor used to determine the value of an Accumulation Unit and Annuity Unit in any Valuation Period. We determine the Net Investment Factor separately for each Subaccount.

NON-QUALIFIED PLAN - A retirement plan which does not receive special tax treatment under Sections 401, 403(b), 408, 408A or 457 of the Tax Code.

PORTFOLIO(S) - The underlying mutual funds in which the Subaccounts invest. Each Portfolio is an investment company registered with the SEC or a separate investment series of a registered investment company.

PURCHASE PAYMENTS - Amounts paid to us as premium for the Contract by you or on your behalf.

QUALIFIED PLAN - A retirement plan which receives special tax treatment under Sections 401, 403(b), 408 or 408A of the Tax Code or a deferred compensation plan for a state and local government or another tax exempt organization under
Section 457 of the Tax Code.

SEPARATE ACCOUNT - The Lincoln Benefit Life Variable Annuity Account, which is a segregated investment account of the Company.

SUBACCOUNT - A subdivision of the Separate Account, which invests wholly in shares of one of the Portfolios.

SURRENDER VALUE - The amount paid upon complete surrender of the Contract, equal to the Contract Value, less any applicable premium taxes, Withdrawal Charge, and the contract maintenance charge and increased or decreased by any Market Value Adjustment.

TAX CODE - The Internal Revenue Code of 1986, as amended.

TREASURY RATE - The U.S. Treasury Note Constant Maturity Yield for the preceding week as reported in Federal Reserve Bulletin Release H.15.

VALUATION DATE - Each day the New York Stock Exchange is open for business.

VALUATION PERIOD - The period of time over which we determine the change in the value of the Subaccounts in order to price Accumulation Units and Annuity Units. Each Valuation Period begins at the close of normal trading on the New York Stock Exchange ("NYSE") currently 4:00 p.m. Eastern time on each Valuation Date and ends at the close of the NYSE on the next Valuation Date.

VARIABLE ANNUITY - A series of annuity payments that vary in amount based on changes in the value of the Subaccounts to which your Contract Value has been allocated.

WITHDRAWAL CHARGE - The contingent deferred sales charge that may be required upon some withdrawals.

                                   FEE TABLES

CONTRACT OWNER TRANSACTION EXPENSES

Contingent Deferred Sales Charge -- Withdrawal Charge
(as a percentage of Purchase Payments)

CONTRIBUTION  APPLICABLE  CONTRIBUTION  APPLICABLE
    YEAR        CHARGE        YEAR        CHARGE
------------  ----------  ------------  ----------
     1            8%
    2-3           7%           7            4%
    4-5           6%           8            3%
     6            5%           9+           0

ANNUAL CONTRACT MAINTENANCE CHARGE (waived if total
Purchase Payments are greater than $50,000)....................  $   35.00
TRANSFER FEE (Applies solely to the second and
 subsequent transfers within a calendar month.
 We are currently waiving the transfer fee)....................  $   10.00
SEPARATE ACCOUNT EXPENSES (AS A PERCENTAGE OF
 DAILY NET ASSET VALUE DEDUCTED FROM EACH OF THE
 SUBACCOUNTS OF THE SEPARATE ACCOUNT)

        Mortality and Expense Risk Charge*.....................      1.30%
        Administrative Expense Charge..........................      0.10%
                                                                 ---------
        Total Separate Account Annual Expenses.................      1.40%

------------------------
* If you select the Enhanced Death Benefit Rider, the Mortality and Expense Risk Charge will be equal to 1.50% of your Contract's average daily net assets in the Separate Account.

                        PORTFOLIO COMPANY ANNUAL EXPENSES
                (AS A PERCENTAGE OF PORTFOLIO AVERAGE NET ASSETS)

                                                                  MANAGEMENT FEE   RULE 12b-1 FEES  OTHER EXPENSES     TOTAL
                                                                  ---------         ---------        --------        -------
GOLDMAN SACHS VARIABLE INSURANCE TRUST
   CORE Small Cap Equity (after                                        0.75%               0             0.25%          1.00%
      expense reductions)(1)
   International Equity (after expense                                 1.00%               0             0.35%          1.35%
      reductions)(1)

J.P. MORGAN SERIES TRUST II
   Small Company (after expense                                        0.60%               0             0.55%          1.15%
      reimbursement)(2)

LAZARD RETIREMENT SERIES, INC.
   Emerging Markets (after fee waivers and expense                     1.00%             0.25%           0.35%          1.60%
        reimbursements) (3)
   International Equity (after fee                                     0.75%             0.25%           0.25%          1.25%
     waivers and expense reimbursements) (3)

LSA VARIABLE TRUST
   Emerging Growth Equity (after                                       1.05%               0             0.30%          1.35%
     expense reductions or
     reimbursements)(4)
   Focused Equity (after                                               0.95%               0             0.30%          1.25%
     expense reductions or
     reimbursements)(4)
   Growth Equity (after expense                                        0.85%               0             0.30%          1.15%
     reductions or reimbursements)(4)
   Disciplined Equity (after                                           0.75%               0             0.30%          1.05%
     expense reductions or
     reimbursements)(4)
   Value Equity (after expense reductions                              0.80%               0             0.30%          1.10%
     or reimbursements)(4)
   Balanced (after expense reductions or                               0.80%               0             0.30%          1.10%
     reimbursements)(4)

THE INSTITUTIONAL UNIVERSAL FUNDS, INC. (FORMERLY KNOWN AS
MORGAN STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.)
   Mid Cap Growth (after fee waivers and                                 0                 0             1.05%          1.05%
     expense reimbursements) (7)
   Mid Cap Value (after fee waivers and                                0.43%               0              .62%          1.05%
     expense reimbursements) (7)
   High Yield (after fee waivers and                                   0.19%               0              .61%          0.80%
     expense reimbursements) (8)

OCC ACCUMULATION TRUST
   Equity                                                              0.80%               0             0.11%          0.91%
   Small Cap                                                           0.80%               0             0.09%          0.89%

                                       5

                                                                  MANAGEMENT FEE   RULE 12b-1 FEES  OTHER EXPENSES     TOTAL

PIMCO VARIABLE INSURANCE TRUST
   StocksPLUS Growth and Income (after                                 0.40%               0             0.25%          0.65%
     expense reductions)(5)
   Foreign Bond (after expense                                         0.60%               0             0.50%          1.10%
     reductions) (5)
   Total Return Bond (after expense                                    0.40%               0             0.25%          0.65%
     reductions) (5)
   Money Market (after expense                                         0.30%               0             0.20%          0.50%
     reductions) (5)

SALOMON BROTHERS VARIABLE SERIES FUNDS
   Capital (after expense reductions)(6)                                 0                 0             1.00%          1.00%

--------------------------
(1) The investment advisers have voluntarily agreed to reduce or limit Other Expenses (excluding management fees, taxes, interest, brokerage fees, litigation, indemnification and other extraordinary expenses) to the extent such expenses exceed the percentage reflected above (as calculated per annum) of each funds respective average daily net assets. Without such reductions, estimated Other Expenses and estimated Total expenses for the period ended December 31, 2000 will be 0.75% and 1.50% for CORE Small Cap Equity, and 0.77% and 1.77% for International Equity, respectively. Such expense reductions may be discontinued or modified by the Investment Advisers in their discretion at any time. The Fund's expenses are based on estimated expenses for the fiscal year December 31, 2000.

(2) Without reimbursement, Other Expenses and Total Operating Expenses would have been 1.97% and 2.57% for Small Company.There is no guarantee that such reimbursement will continue beyond December 31, 2000.

(3) Effective May 1, 1999, the investment manager agreed to waive its fees and/or reimburse the Portfolios through December 31, 2000 to the extent total Portfolio annual expenses exceed 1.60% for Emerging Markets and 1.25% for International Equity of the Portfolios' average daily net assets. Absent fee waivers and/or reimbursement, Other Expenses and Total Expenses for the fiscal year ended December 31, 1999 would have been 8.34% and 9.59% for Emerging Markets, and 11.94% and 12.94% for International Equity.

(4) The Manager has agreed to reduce Other Expenses or reimburse the Funds so that no Fund will incur expenses that exceed 0.30% of its assets. The Portfolios commenced operations with the offering of the Contracts described in this Prospectus. Without these fee reductions or expense reimbursements, Other Expenses and Total Expenses for the period ending December 31, 1999 were 3.59% and 4.54% for Focused Equity, 3.80% and 4.60% for Balanced, 3.53% and 4.38% for Growth Equity, 1.84% and 2.59% for Disciplined Equity, 3.76% and 4.56% for Value Equity, and 2.91% and 3.96% for Emerging Growth Equity, respectively. There is no guarantee that such reimbursement will continue beyond April 31, 2001.

(5) The investment adviser has agreed to reduce its administrative fees included in Total Expenses such that without the expense reduction Total Expenses would have been 0.65%, 1.25%, 0.69%, and 1.27% for StocksPLUS, Foreign Bond, Total Return Bond, and Money Market respectively.

(6) The fund manager is currently waiving all management fees and reimburses the fund for certain expenses such that Total Operating Expenses for the Fund will not exceed 1.00%. Without such waivers and reductions, Management Fees, Other Expenses and Total Expenses would have been .85%, 1.14% and 1.99% respectively for the Capital Fund. The fund manager may discontinue this waiver at any time.

(7) The management fee for each of the Portfolios is 0.75% for the first $500 million in assets, 0.70% for $500 million to $1 billion in assets, and 0.65% for assets in excess of $1 billion. The advisor has agreed to reduce its management fee and/or reimburse the Portfolios so that Total Annual Operating expenses of the Portfolios will not exceed 1.05%, excluding certain investment related expenses such as foreign country tax expense and interest expense on amounts borrowed. Without such fee reductions and reimbursements, annualized Total Expenses for the period ended December 31, 1999 would have been 1.37% for Mid Cap Value and 8.06% for Mid Cap Growth. For fiscal period ended December 31, 1999, the adviser received a fee of (net of fee waivers) 0.43% for Mid Cap Value and 0.0% for Mid Cap Growth. Fee waivers and expense reimbursements may be terminated at any time.

(8) The management fee for the portfolio is 0.50% for the first $500 million in assets, 0.45% for $500 million to $1 billion in assets, and 0.40% for assets in excess of $1 billion. The advisor has agreed to reduce its management fee and/or reimburse the Portfolio so that Total Annual Operating expenses of the Portfolios will not exceed 0.80%, excluding certain investment related expenses such as foreign country tax expense and interest expense on amounts borrowed. Without such fee reductions and reimbursements, Total Expenses for the period ended December 31, 1999 would have been 1.11% for High Yield. For fiscal year ended December 31, 1999, the adviser received a fee of (net of fee waivers) 0.19% for High Yield. Fee waivers and expense reimbursements may be waived at any time.

EXAMPLES

IF YOU SURRENDER YOUR CONTRACT AT THE END OF THE APPLICABLE TIME PERIOD, YOU WOULD PAY THE FOLLOWING EXPENSES ON A $1,000 INVESTMENT, ASSUMING A 4% CREDIT ENHANCEMENT AND A 5% ANNUAL RETURN ON ASSETS.

                            Sub-Account                                 1 Year       3 Years
   -----------------------------------------                            -------       --------

Goldman Sachs CORE Small Cap Equity                                      $95           $142
Goldman Sachs International Equity                                       $98           $152

J.P. Morgan Small Company                                                $96           $146

LAZARD Retirement Emerging Markets                                       $101          $159
LAZARD Retirement International Equity                                   $97           $149

LSA Focused Equity                                                       $97           $149
LSA Balanced                                                             $96           $145
LSA Growth Equity                                                        $96           $146
LSA Disciplined Equity                                                   $96           $143
LSA Value Equity                                                         $96           $145
LSA Emerging Growth Equity                                               $98           $152

THE INSTITUTIONAL UNIVERSAL FUNDS, INC. (FORMERLY KNOWN AS MORGAN        $96           $143
STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.) Mid Cap Growth
THE INSTITUTIONAL UNIVERSAL FUNDS, INC. (FORMERLY KNOWN AS MORGAN        $96           $143
STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.) Mid Cap Value
THE INSTITUTIONAL UNIVERSAL FUNDS, INC. (FORMERLY KNOWN AS MORGAN        $93           $136
STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.) High Yield

OCC Equity                                                               $94           $140
OCC Small Cap                                                            $94           $139

PIMCO StocksPLUS Growth and Income                                       $92           $132
PIMCO Foreign Bond                                                       $96           $145
PIMCO Total Return Bond                                                  $92           $132
PIMCO Money Market                                                       $90           $128

Salomon Brothers Capital                                                 $95           $142

If you annuitize or if you do not surrender your contact at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming A 4% CREDIT ENHANCEMENT AND A 5% annual return on assets.

                            Sub-Account                               1 Year        3 Years
-----------------------------------------                            -------       --------

Goldman Sachs CORE Small Cap Equity                                      $25            $77
Goldman Sachs International Equity                                       $29            $87

J.P. Morgan Small Company                                                $27            $81

Lazard Retirement Emerging Markets                                       $31            $95
Lazard Retirement International Equity                                   $28            $84

LSA Focused Equity                                                       $28            $84
LSA Balanced                                                             $26            $80
LSA Growth Equity                                                        $27            $81
LSA Disciplined Equity                                                   $26            $78
LSA Value Equity                                                         $26            $80
LSA Emerging Growth Equity                                               $29            $87

THE INSTITUTIONAL UNIVERSAL FUNDS, INC. (FORMERLY KNOWN AS MORGAN        $26            $78
STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.) Mid Cap Growth
THE INSTITUTIONAL UNIVERSAL FUNDS, INC. (FORMERLY KNOWN AS MORGAN        $26            $78
STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.) Mid Cap Value
THE INSTITUTIONAL UNIVERSAL FUNDS, INC. (FORMERLY KNOWN AS MORGAN        $23            $71
STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.) High Yield

OCC Equity                                                               $24            $74
OCC Small Cap                                                            $24            $74

PIMCO StocksPLUS Growth and Income                                       $22            $66
PIMCO Foreign Bond                                                       $26            $80
PIMCO Total Return Bond                                                  $22            $66
PIMCO Money Market                                                       $20            $62

Salomon Brothers Capital                                                 $25            $77

-------------------------
* We will not charge a Withdrawal Charge on Annuitization if you select a Payment Option that provides payments over at least five years or over the Annuitant's lifetime.

                     EXPLANATION OF FEE TABLES AND EXAMPLES

1. We have included the table and examples shown above to assist you in understanding the costs and expenses that you will bear directly or indirectly by investing in the Separate Account. The table reflects expenses of the Separate Account as well as the Portfolios. For additional information, you should read "Contract Charges," which begins on page 27 below; you should also read the sections relating to expenses of the Portfolios in their prospectuses. The examples do not include any taxes or tax penalties you may be required to pay if you surrender your Contract. The examples assume that the fee waivers and expense reimbursements discussed above will continue for the periods shown.

2. The examples assume that you did not make any transfers. We are currently waiving the transfer fee, but in the future, we may decide to charge $10 for the second and each subsequent transfer within a calendar month. Premium taxes are not reflected. Currently, we deduct premium taxes (which range from 0% to 3.5%) from Contract Value upon full surrender, death or annuitization.

3. To reflect the contract maintenance charge in the examples, we estimated an equivalent percentage charge, which we calculated by dividing the total amount of contract maintenance charges expected to be collected during a year by the total estimated average net assets of the Subaccounts and the Fixed Account attributable to the Contracts.

4.  The examples reflect any Free Withdrawal Amounts.

NEITHER THE FEE TABLES NOR THE EXAMPLES SHOULD BE CONSIDERED REPRESENTATIONS OF PAST OR FUTURE EXPENSES. YOUR ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. SIMILARLY, THE ANNUAL RATE OF RETURN OF 5% ASSUMED IN THE EXAMPLE IS NOT AN ESTIMATE OR GUARANTEE OF FUTURE INVESTMENT PERFORMANCE.

                              QUESTIONS AND ANSWERS
                               ABOUT YOUR CONTRACT

The following are answers to some of the questions you may have about some of the more important features of the Contract. The Contract is more fully described in the rest of the Prospectus. Please read the Prospectus carefully.

1. WHAT IS THE CONTRACT?

The Contract is a flexible premium deferred variable annuity contract. It is designed for tax-deferred retirement investing. The Contract is available for non-qualified or qualified retirement plans. The Contract, like all deferred annuity contracts, has two phases: the Accumulation Period and the Annuity Period. During the Accumulation Period, earnings accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. The Annuity Period begins when you begin receiving payments under one of the annuity payment options described in the answer to Question 2. The amount of money accumulated under your Contract during the Accumulation Period will be used to determine the amount of your annuity payments during the Annuity Period.

Your premiums are invested in one or more of the Subaccounts of the Separate Account or allocated to the Fixed Account, as you instruct us. If we offer additional Subaccounts in the future, we may limit your right to allocate your Contract Value to up to twenty-two options under the Contract, counting each Subaccount and the Fixed Account as one option. We will treat all of your Contract Value allocated to the Fixed Account as one option for purposes of this limit, even if you have chosen more than one Guarantee Period. The value of your Contract will depend on the investment performance of the Subaccounts and the amount of interest we credit to the Fixed Account.

Each Subaccount will invest in a single investment portfolio (a "Portfolio") of a mutual fund. The Portfolios offer a range of investment objectives, from conservative to aggressive. You bear the entire investment risk on amounts allocated to the Subaccounts. The investment policies and risks of each Portfolio are described in the accompanying prospectuses for the Portfolios.

In some states, you may also allocate all or part of your Contract Value to the "Fixed Account", as described in the answer to Question 5.

2. WHAT ANNUITY OPTIONS DOES THE CONTRACT OFFER?

You may receive annuity payments on a fixed or a variable basis or a combination of the two. We offer a variety of annuity options including:

o  a life annuity with payments guaranteed for five to twenty years;

o a joint and full survivorship annuity, with payments guaranteed for five to twenty years; and

o  fixed payments for a specified period of five to thirty years.

Call us to inquire about other options.

You may change your annuity option at any time before annuitization. You may select the date to annuitize the Contract. The date you select, however, may be no later than the later of the tenth Contract Anniversary or the Annuitant's 90th birthday. If your Contract was issued in connection with a qualified plan, different deadlines may apply.

If you select annuity payments on a variable basis, the amount of our payments to you will be affected by the investment performance of the Subaccounts you have selected. The fixed portion of your annuity payments, on the other hand, generally will be equal in amount to the initial payment we determine. As explained in more detail below, however, during the Annuity Period you will have a limited ability to change the relative weighting of the Subaccounts on which your variable annuity payments are based or to increase the portion of your annuity payments consisting of Fixed Annuity payments.

3. HOW DO I BUY A CONTRACT?

You can obtain a Contract application from your Lincoln Benefit agent. You must pay at least $10,000 in Purchase Payments during the first Contract Year. Purchase Payments must be at least $500, unless you enroll in an automatic payment plan. Your periodic payments in an automatic payment plan must be at least $100 per month. We may lower these minimums at our sole discretion. We will not issue a Contract to you if either you or the Annuitant is age 86 or older before we receive your application.

4. WHAT ARE MY INVESTMENT CHOICES UNDER THE CONTRACT?

You can allocate and reallocate your investment among the Subaccounts, each of which in turn invests in a single Portfolio. Under the Contract, the Separate Account currently invests in the following Portfolios:

            Fund                       Portfolio(s)
-----------------------------          -------------------------------------
----------------------------------------------------------------------------
Goldman Sachs Variable                 CORE Small Cap Equity
Insurance Trust                        International Equity

----------------------------------------------------------------------------
J.P. Morgan Series                      Small Company
Trust II
----------------------------------------------------------------------------
Lazard Retirement Series, Inc.          Emerging Markets
                                        International Equity
----------------------------------------------------------------------------
LSA Variable Series Trust               Focused Equity
                                        Balanced
                                        Growth Equity
                                        Disciplined Equity
                                        Value Equity
                                        Emerging Growth Equity
----------------------------------------------------------------------------

            Fund                       Portfolio(s)
-----------------------------          -------------------------------------
The Institutional Universal             Mid Cap Growth
Funds, Inc. (Formerly Known             Mid Cap Value
as Morgan Stanley Dean Witter           High Yield
Universal Funds, Inc.)
----------------------------------------------------------------------------
OCC Accumulation Trust                 Equity
                                       Small Cap
----------------------------------------------------------------------------
PIMCO Variable Insurance Trust         StocksPLUS
                                       Foreign Bond
                                       Total Return Bond
                                       Money Market
----------------------------------------------------------------------------
Salomon Brothers Variable              Capital
Series Funds
----------------------------------------------------------------------------

Some of the Portfolios described in this Prospectus may not be available in your Contract.

Each Portfolio holds its assets separately from the assets of the other Portfolios. Each Portfolio has distinct investment objectives and policies which are described in the accompanying prospectuses for the Portfolios.

5. WHAT IS THE FIXED ACCOUNT OPTION?

We offer two Fixed Account interest crediting options: the Guaranteed Maturity Fixed Account Option and the Dollar Cost Averaging Fixed Account Option.

We will credit interest to amounts allocated to the Guaranteed Maturity Fixed Account Option at a specified rate for a specified Guarantee Period. You select the Guarantee Period for each amount that you allocate to the Guaranteed Maturity Fixed Account Option. We will tell you what interest rates and Guarantee Periods we are offering at a particular time. At the end of each Guarantee Period, you may select a new Guarantee Period from among the choices we are then making available or transfer or withdraw the relevant amount from the Fixed Account without any Market Value Adjustment.

We may offer Guarantee Periods ranging from one to ten years in length. We are currently offering Guarantee Periods of one, three, five, seven, and ten years in length. In the future we may offer Guarantee Periods of different lengths or stop offering some Guarantee Periods.

We will not change the interest rate credited to a particular allocation until the end of the relevant Guarantee Period. From time to time, however, we may change the interest rate that we offer to credit to new allocations to the Guaranteed Maturity Fixed Account Option and to amounts rolled over in the Fixed Account for new Guarantee Periods.

In addition, if you participate in our dollar cost averaging program, you may designate amounts to be held in the Dollar Cost Averaging Fixed Account Option until they are transferred monthly to the Subaccounts or Guarantee Periods of your choosing. When you make an allocation to the Fixed Account for this purpose, we will set an interest rate applicable to that amount. We will then credit interest at that rate to that amount until it has been entirely transferred to your chosen Subaccounts or Guarantee Periods. We will complete the transfers within one year of the allocation. In our discretion we may change the rate that we set for new allocations to the Fixed Account for the dollar cost averaging program. We will never, however, set a rate less than an effective annual rate of 3%.

A Market Value Adjustment may increase or decrease the amount of certain transactions involving the Guaranteed Maturity Fixed Account, to reflect changes in interest rates. As a general rule, we will apply a Market Value Adjustment to the following transactions: (1) when you withdraw funds from the Guaranteed Maturity Fixed Account Option in an amount greater than the Free Withdrawal Amount (which is described in the answer to Question 6); (2) when you transfer funds from the Guaranteed Maturity Fixed Account Option to the Subaccounts; (3) when you allocate part of your interest in the Guaranteed Maturity Fixed Account Option to a new Guarantee Period before the end of the existing Guarantee Period; (4) when you annuitize your Contract; and (5) when we pay a death benefit. We will not apply a Market Value Adjustment to a transaction to the extent that: (1) it occurs within 30 days after the end of a Guarantee Period applicable to the funds involved in the transaction; or (2) it is necessary to meet IRS minimum withdrawal requirements. We determine the amount of a Market Value Adjustment using a formula that takes into consideration: (1) whether current interest rates differ from interest rates at the beginning of the applicable Guarantee Period; and (2) how many years are left until the end of the Guarantee Period. As a general rule, if interest rates have dropped, the Market Value Adjustment will be an addition; if interest rates have risen, the Market Value Adjustment will be a deduction. It is therefore possible that if you withdraw an amount from the Fixed Account during a Guarantee Period, a Market Value Adjustment may cause you to receive less than you initially allocated to the Fixed Account.

6. WHAT ARE MY EXPENSES UNDER THE CONTRACT?

CONTRACT MAINTENANCE CHARGE. During the Accumulation Period, each year we subtract an annual contract maintenance charge of $35 from your Contract Value allocated to the Subaccounts. We will waive this charge if you pay $50,000 or more in Purchase Payments or if you allocate all of your Contract Value to the Fixed Account.

During the Annuity Period, we will subtract the annual contract maintenance charge in equal parts from your annuity payments. We waive this charge if on the Annuity Date your Contract Value is $50,000 or more or if all payments are Fixed Annuity payments.

ADMINISTRATIVE EXPENSE CHARGE AND MORTALITY AND EXPENSE RISK CHARGE. We impose a mortality and expense risk charge at an annual rate of 1.30% of average daily net assets and an administrative expense charge at an annual rate of .10% of average daily net assets. If you select our optional enhanced death benefit rider, however, we may charge you a higher mortality and expense risk charge. These charges are assessed each day during the Accumulation Period and the Annuity Period. We guarantee that we will not raise these charges.

TRANSFER FEE. Although we currently are not charging a transfer fee, the Contract permits us to charge you up to $10 per transfer for each transfer after the first transfer in each month.

WITHDRAWAL CHARGE (CONTINGENT DEFERRED SALES CHARGE). During the Accumulation Period, you may withdraw all or part of the value of your Contract before your death or, if the Contract is owned by a company or other legal entity, before the Annuitant's death. Certain withdrawals may be made without payment of any Withdrawal Charge, which is a contingent deferred sales charge. Other withdrawals are subject to the Withdrawal Charge.

The Withdrawal Charge will vary depending on how many complete years have passed since you paid the Purchase Payment being withdrawn. The Withdrawal Charge applies to each Purchase Payment for eight complete years from the date of the Payment (each a "Contribution Year") as follows:

CONTRIBUTION  APPLICABLE
    YEAR        CHARGE
------------  ----------
     1            8%
    2-3           7%
    4-5           6%
     6            5%
     7            4%
     8            3%
     9+           0%

In determining Withdrawal Charges, we will deem your Purchase Payments to be withdrawn on a first-in first-out basis.

Each year, free of Withdrawal Charge or any otherwise applicable Market Value Adjustment, you may withdraw the Free Withdrawal Amount, which equals:

    (a) the greater of:

        o earnings not previously withdrawn; or

        o 15% of your total Purchase Payments made in the most recent eight years; plus

    (b) an amount equal to your total Purchase Payments made more than eight years ago, to the extent not previously withdrawn.

In most states, we also may waive the Withdrawal Charge if you: (1) require long-term medical or custodial care outside the home; or (2) are diagnosed with a terminal illness. These provisions will apply to the Annuitant, if the Contract is owned by a company or other legal entity. Additional restrictions and costs may apply to Contracts issued in connection with qualified plans. In addition, withdrawals may trigger tax liabilities and penalties. You should consult with your tax counselor to determine what effect a withdrawal might have on your tax liability. As described in the answer to Question 3, we may increase or decrease certain withdrawals by a Market Value Adjustment.

PREMIUM TAXES. Certain states impose a premium tax on annuity purchase payments received by insurance companies. Any premium taxes relating to the Contract may be deducted from Purchase Payments or the Contract Value when the tax is incurred or at a later time. State premium taxes generally range from 0% to 3.5%.

OTHER EXPENSES. In addition to our charges under the Contract, each Portfolio deducts amounts from its assets to pay its investment advisory fees and other expenses.

7. HOW WILL MY INVESTMENT IN THE CONTRACT BE TAXED?

You should consult a qualified tax adviser for personalized answers. Generally, earnings under variable annuities are not taxed until amounts are withdrawn or distributions are made. This deferral of taxes is designed to encourage long-term personal savings and supplemental retirement plans. The taxable portion of a withdrawal or distribution is taxed as ordinary income.

Special rules apply if the Contract is owned by a company or other legal entity. Generally, such an owner must include in income any increase in the excess of the Contract Value over the "investment in the contract" during the taxable year.

8. DO I HAVE ACCESS TO MY MONEY?

At any time during the Accumulation Period, we will pay you all or part of the value of your Contract, minus any applicable charge, if you surrender your Contract or request a partial withdrawal. Under some plans, you may also take a loan against the value of your Contract. Generally, a partial withdrawal must equal at least $50, and after the withdrawal your remaining Contract Value must at least equal $500.

Although you have access to your money during the Accumulation Period, certain charges, such as the contract maintenance charge, the Withdrawal Charge, and premium tax charges, may be deducted on a surrender or withdrawal. You may also incur federal income tax liability or tax penalties. In addition, if you have allocated some of the value of your Contract to the Fixed Account, the amount of your surrender proceeds or withdrawal may be increased or decreased by a Market Value Adjustment.

After annuitization, under certain settlement options you may be entitled to withdraw the commuted value of the remaining payments.

9. WHAT IS THE DEATH BENEFIT?

We will pay a death benefit while the Contract is in force and before the Annuity Date, if the Contract Owner dies, or if the Annuitant dies and the Contract Owner is not a natural person. To obtain payment of the Death Benefit, the Beneficiary must submit to us written proof of death as specified in the Contract.

The standard death benefit is the greatest of the following:

(1) your total Purchase Payments reduced proportionately for any prior partial withdrawals;

(2) your Contract Value;

(3) the amount you would have received by surrendering your Contract; or

(4) your Contract Value on each Contract Anniversary evenly divisible by eight, increased by the total Purchase Payments since that anniversary and reduced proportionately by any partial withdrawals since that anniversary.

We also offer an optional enhanced death benefit rider, which is described later in this prospectus.

We will determine the value of the death benefit on the day that we receive all of the information that we need to process the claim.

10. WHAT ELSE SHOULD I KNOW?

ALLOCATION OF PURCHASE PAYMENTS. You allocate your initial Purchase Payment among the Subaccounts and the Fixed Account in your Contract application. You may make your allocations in specific dollar amounts or percentages, which must be whole numbers that add up to 100%. When you make subsequent Purchase Payments, you may again specify how you want your payments allocated. If you do not, we will automatically allocate the payment based on your most recent instructions. You may not allocate Purchase Payments to the Fixed Account if it is not available in your state.

CREDIT ENHANCEMENTS. We will credit your Contract Value with a Credit Enhancement of 4% of each Purchase Payment before we allocate that Purchase Payment among the Subaccounts or to the Fixed Account. We will deduct certain Credit Enhancements from the amount paid you, if you cancel your Contract during the free look period. The Credit Enhancements will be allocated in the same proportions as the corresponding Purchase Payment.

TRANSFERS. During the Accumulation Period, you may transfer Contract Value among the Subaccounts and from the Subaccounts to the Fixed Account. If we offer additional Subaccounts in the future, we may limit your right to allocate your Contract Value to no more than twenty-two options under the Contract. While you may also transfer amounts from the Fixed Account, a Market Value Adjustment may apply. You may instruct us to transfer Contract Value by writing or calling us.

You may also use our Automatic Dollar Cost Averaging or Portfolio Rebalancing programs. You may not use both programs at the same time.

Under the Dollar Cost Averaging program, amounts are automatically transferred at regular intervals from the Fixed Account or a Subaccount of your choosing, including other Subaccounts or the Fixed Account. Transfers from the Dollar Cost Averaging Fixed Account may be made monthly only. Transfers from Subaccounts may be made monthly, quarterly, or annually.

Under the Portfolio Rebalancing program, you can maintain the percentage of your Contract Value allocated to each Subaccount at a pre-set level. Investment results will shift the balance of your Contract Value allocations. If you elect rebalancing, we will automatically transfer your Contract Value back to the specified percentages at the frequency (monthly, quarterly, semiannually, annually) that you specify. We will automatically terminate this program if you request a transfer outside of the program. You may not include the Fixed Account in a Portfolio Rebalancing program. You also may not elect rebalancing after annuitization.

During the Annuity Period, you may not make any transfers for the first six months after the Annuity Date. Thereafter, you may make transfers among the Subaccounts or from the Subaccounts to increase your Fixed Annuity payments. Your transfers, however, must be at least six months apart. You may not, however, convert any portion of your right to receive Fixed Annuity payments into Variable Annuity payments.

FREE-LOOK PERIOD. You may cancel the Contract by returning it to us within 10 days after you receive it, or after whatever longer period may be permitted by state law. You may return it by delivering it or mailing it to us. If you return the Contract, the Contract terminates and, in most states, we will pay you an amount equal to the Contract Value on the date we receive the Contract from you, less any amount that we applied as a Credit Enhancement to your Contract. The Contract Value may be more or less than your Purchase Payments. In some states, we are required to send you the amount of your Purchase Payments. The amount returned to you will always at least equal your Contract Value (minus any unpaid loans) less the Withdrawal Charge. Since state laws differ as to the consequences of returning a Contract, you should refer to your Contract for specific information about your circumstances.

11. WHO CAN I CONTACT FOR MORE INFORMATION?

You can write to us at Lincoln Benefit Life Company, P.O. Box 82532, Lincoln, Nebraska 68501-2532, or call us at (800) 525-9287.

                          FINANCIAL INFORMATION

We have included the Separate Account's statement of net assets as of December 31, 1999 and the related statements of operations for the year then ended, and the statements of changes in net assets for each of the periods in the two year period then ended which have been audited by Deloitte & Touche LLP, independent auditors, in the Statement of Additional Information. The Statement of Additional Information also includes a brief explanation of how performance of the Subaccounts is calculated. We have included Lincoln Benefit's financial statements in its Annual Report on Form 10-K for the year ended December 31, 1999, incorporated herein by reference.

                          DESCRIPTION OF THE CONTRACTS

SUMMARY. The Contract is a deferred annuity contract designed to aid you in long-term financial planning. You may add to the Contract Value by making additional Purchase Payments. In addition, the Contract Value will change to reflect the performance of the Subaccounts to which you allocate your Purchase Payments and your Contract Value, as well as to reflect Credit Enhancements and interest credited to amounts allocated to the Fixed Account. You may withdraw your Contract Value by making a partial withdrawal or by surrendering your Contract. Upon annuitization, we will pay you benefits under the Contract in the form of an annuity, either for the life of the Annuitant or for a fixed number of years. All of these features are described in more detail below.

CONTRACT OWNER. As the Contract Owner, you are the person usually entitled to exercise all rights of ownership under the Contract. You usually are also the person entitled to receive benefits under the Contract or to choose someone else to receive benefits. If your Contract was issued under a Qualified Plan, however, the Plan may limit or modify your rights and privileges under the Contract and may limit your right to choose someone else to receive benefits. We will not issue a Contract to a purchaser who has attained age 86, or where the Annuitant has attained age 86.

ANNUITANT. The Annuitant is the living person whose life span is used to determine annuity payments. You initially designate an Annuitant in your application. You may change the Annuitant at any time before annuity payments begin. If your Contract was issued under a plan qualified under Section 403(b), 408 or 408A of the Tax Code, you must be the Annuitant. You may also designate a Joint Annuitant, who is a second person on whose life annuity payments depend. Additional restrictions may apply in the case of Qualified Plans. If you are not the Annuitant and the Annuitant dies before annuity payments begin, then either you become the new Annuitant or you must name another person as the new Annuitant. You must attest that the Annuitant is alive in order to annuitize your Contract.

MODIFICATION OF THE CONTRACT. Only a Lincoln Benefit officer may approve a change in or waive any provision of the Contract. Any change or waiver must be in writing. None of our agents has the authority to change or waive the provisions of the Contract.

We are permitted to change the terms of the Contract if it is necessary to comply with changes in the law. If a provision of the Contract is inconsistent with state law, we will follow state law.

ASSIGNMENT. Before the Annuity Date, if the Annuitant is still alive, you may assign a Contract issued under a Non-Qualified Plan that is not subject to Title 1 of the Employee Retirement Income Security Act of 1974 ("ERISA"). If a Contract is issued pursuant to a Qualified Plan or a Non-Qualified Plan that is subject to Title 1 of ERISA, the law prohibits some types of assignments, pledges and transfers and imposes special conditions on others. An assignment may also result in taxes or tax penalties.

We will not be bound by any assignment until we receive written notice of it. Accordingly, until we receive written notice of an assignment, we will continue to act as though the assignment had not occurred. We are not responsible for the validity of any assignment.

BECAUSE OF THE POTENTIAL TAX CONSEQUENCES AND ERISA ISSUES ARISING FROM AN ASSIGNMENT, YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE TRYING TO ASSIGN YOUR CONTRACT.

FREE LOOK PERIOD. You may cancel the Contract by returning it to us within 10 days after you receive it, or within whatever longer period may be permitted by state law. You may return it by delivering it to your agent or mailing it to us. If you return the Contract, the Contract terminates and, in most states, we will pay you an amount equal to the Contract Value on the date we receive the Contract from you, less any amount that we applied as a Credit Enhancement to your Contract. The Contract Value at that time may be more or less than your Purchase Payments. However, the amount returned to you will always be more than your Contract Value (minus any unpaid loans) less the Withdrawal Charge.

In some states, if you exercise your "free look" rights, we are required to return the amount of your Purchase Payments. Currently, if you live in one of those states, on the Issue Date we will allocate your Purchase Payment to the Subaccounts and the Fixed Account Options as you specified in your application. However, we reserve the right in the future to delay allocating your Purchase Payments to the Subaccounts you have selected or to the Fixed Account until 20 days after the Issue Date or, if your state's free look period is longer than ten days, for ten days plus the period required by state law. During that time, we will allocate your Purchase Payment to the PIMCO Money Market Subaccount. Your Contract will contain specific information about your free-look rights in your state.

                          PURCHASES AND CONTRACT VALUE

MINIMUM PURCHASE PAYMENT. The minimum initial Purchase Payment for a Contract is $10,000. You may pay it in a lump sum or in installments of your choice over the first Contract Year. You may not pay more than $1 million in Purchase Payments without our prior approval. As a general rule, subsequent Purchase Payments may be made in amounts of $500 or more. Subsequent Purchase Payments made as part of an Automatic Payment Plan, however, may be as small as $100 per month. We may lower these minimums if we choose. We may refuse any Purchase Payment at any time.

AUTOMATIC PAYMENT PLAN. You may make scheduled Purchase Payments of $100 or more per month by automatic payment

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

through your bank account. Call or write us for an enrollment form.

CREDIT ENHANCEMENT. We will add a Credit Enhancement to your Contract Value when each Purchase Payment is received. The Credit Enhancement is payable from our general account. The amount of a Credit Enhancement is 4% of each Purchase Payment. The Credit Enhancement will be allocated among the Subaccounts and Fixed Account in the same proportion that the applicable Purchase Payment is allocated. The amount returned if the Contract Owner exercises his or her right to return the Contract during your Free Look period will be reduced by any Credit Enhancements applied.

Credit Enhancements are treated as "earnings" for purposes of determining Withdrawal Charges and free withdrawal amounts on surrenders and partial withdrawals. Similarly, Credit Enhancements are not treated as an "investment in the contract" for tax purposes.

ALLOCATION OF PURCHASE PAYMENTS. Your Purchase Payments are allocated to the Subaccount(s) and the Fixed Account in the proportions that you have selected. You must specify your allocation in your Contract application, either as percentages or specific dollar amounts. If you make your allocation in percentages, the total must equal 100%. We will allocate your subsequent
Purchase Payments in those percentages, until you give us new allocation instructions. You may not allocate Purchase Payments to the Fixed Account if it is not available in your state.

If we offer additional Subaccounts in the future, we may limit your right to allocate your Purchase Payments to up to twenty-two options, counting each Subaccount and the Fixed Account as one option. For this purpose, we will treat all of your allocations to the Fixed Account as one option, even if you choose more than one Guarantee Period.

If your application is complete, we will issue your Contract within two business days of its receipt at our P.O. Box shown on the first page of this prospectus. If your application for a Contract is incomplete, we will notify you and seek to complete the application within five business days. For example, if you do not fill in allocation percentages, we will contact you to obtain the missing percentages. If we cannot complete your application within five business days after we receive it, we will return your application and your Purchase Payment, unless you expressly permit us to take a longer time.

Usually, we will allocate your initial Purchase Payment to the Subaccounts and the Fixed Account, as you have instructed us, on the Issue Date. We will allocate your subsequent Purchase Payments on the date that we receive them at the next computed Accumulation Unit Value.

In some  states,  however,  we are  required  to return at least  your  Purchase
Payment if you cancel your Contract during the "free-look" period. In those states, we currently will allocate your Purchase Payments on the Issue Date as you have instructed us, as described above. In the future, however, we reserve the right, if you live in one of those states, to allocate all Purchase Payments received during the "free-look period" to the PIMCO Money Market Subaccount. If we exercise that right and your state's free look period is ten days, we will transfer your Purchase Payments to your specified Subaccounts or the Fixed Account 20 days after the Issue Date; if your state's free look period is longer, we will transfer your Purchase Payment after ten days plus the period required by state law have passed.

We determine the number of Accumulation Units in each Subaccount to allocate to your Contract by dividing that portion of your Purchase Payment allocated to a Subaccount by that Subaccount's Accumulation Unit Value on the Valuation Date when the allocation occurs.

CONTRACT VALUE. We will establish an account for you and will maintain your account during the Accumulation Period. The total value of your Contract at any time is equal to the sum of the value of your Accumulation Units in the Subaccounts you have selected, plus the value of your interest in the Fixed Account.

SEPARATE ACCOUNT ACCUMULATION UNIT VALUE. As a general matter, the Accumulation Unit Value for each Subaccount will rise or fall to reflect changes in the share price of the Portfolio in which the Subaccount invests. In addition, we subtract from Accumulation Unit Value amounts reflecting the mortality and expense risk charge, administrative expense charge, and any provision for taxes that have accrued since we last calculated the Accumulation Unit Value. We determine Withdrawal Charges, transfer fees and contract maintenance charges separately for each Contract. They do not affect Accumulation Unit Value. Instead, we obtain payment of those charges and fees by redeeming Accumulation Units.

We determine a separate Accumulation Unit Value for each Subaccount. We also determine a separate set of Accumulation Unit Values reflecting the cost of the enhanced death benefit rider. If we elect or are required to assess a charge for taxes, we may calculate a separate Accumulation Unit Value for Contracts issued in connection with Non-Qualified and Qualified Plans, respectively, within each Subaccount. We determine the Accumulation Unit Value for each Subaccount Monday through Friday on each day that the New York Stock Exchange is open for business.

You should refer to the prospectuses for the Portfolios which accompany this prospectus for a description of how the assets of each Portfolio are valued, since that determination has a direct bearing on the Accumulation Unit Value of the corresponding Subaccount and, therefore, your Contract Value.

TRANSFER DURING ACCUMULATION PERIOD. During the Accumulation Period, you may transfer Contract Value among the Fixed Account and the Subaccounts in writing or by telephone. Currently, there is no minimum transfer amount. The Contract permits us to set a minimum transfer amount in the future. You may not make a transfer that would result in your allocating your Contract Value to more than twenty-two options under the Contract at one time.

As a general rule, we only make transfers on days when we and the NYSE are open for business. If we receive your request on one of those days, we will make the transfer that day. We close our office for business on certain days immediately preceding or following certain national holidays when the NYSE is open for business. For calendar year 2000, our office will be closed on November 24th. For transfers requested on this day, we will make the transfer on the first subsequent day on which we and the NYSE are open.

If you transfer an amount from the Fixed Account to a Subaccount before the end of the applicable Guarantee Period or you allocate an amount in the Fixed Account to a new Guarantee Period before the end of the existing Guarantee Period, we usually will increase or decrease the amount by a Market Value Adjustment. The calculation of the Market Value Adjustment is described in "Market Value Adjustment" on page 20 below.

Transfers within 30 days after the end of the applicable Guarantee Period are not subject to a Market Value Adjustment.

The Contract permits us to defer transfers from the Fixed Account for up to six months from the date you ask us.

You may not transfer Contract Value into the Dollar Cost Averaging Fixed Account Option. You may not transfer Contract Value out of the Dollar Cost Averaging Fixed Account Option except as part of a Dollar Cost Averaging program.

TRANSFERS AUTHORIZED BY TELEPHONE. You may make transfers by telephone, if you first send us a completed authorization form. The cut off time for telephone transfer requests is 4:00 p.m. Eastern time. Calls completed before 4:00 p.m. will be effected on that day at that day's price. Calls completed after 4:00 p.m. will be effected on the next day on which we and the NYSE are open for business, at that day's price.

We may charge you the transfer fee described on page 28 below, although we currently are waiving it. In addition, we may suspend, modify or terminate the telephone transfer privilege at any time without notice.

We use procedures that we believe provide reasonable assurance that telephone authorized transfers are genuine. For example, we tape telephone conversations with persons purporting to authorize transfers and request identifying information. Accordingly, we disclaim any liability for losses resulting from allegedly unauthorized telephone transfers. However, if we do not take reasonable steps to help ensure that a telephone authorization is valid, we may be liable for such losses.

AUTOMATIC DOLLAR COST AVERAGING PROGRAM. Under our Automatic Dollar Cost Averaging program, you may authorize us to transfer a fixed dollar amount at fixed intervals from the Dollar Cost Averaging Fixed Account Option or a Subaccount of your choosing, including other Subaccounts or the Guaranteed Maturity Fixed Account Option. The interval between transfers from the Dollar Cost Averaging Fixed Account may be monthly only. The interval between transfers from Subaccounts may be monthly, quarterly, or annually, at your option. The transfers will be made at the Accumulation Unit Value on the date of the transfer. The transfers will continue until you instruct us otherwise, or until your chosen source of transfer payments is exhausted. Currently, the minimum transfer amount is $100 per transfer. However, if you wish to Dollar Cost Average to a Guaranteed Maturity Fixed Account Option, the minimum amount that must be transferred into any one Option is $500. We may change this minimum or grant exceptions. If you elect this program, the first transfer will occur twenty five days after your Issue Date. You may not use the Dollar Cost Averaging program to transfer amounts from the Guaranteed Maturity Fixed Account Option.

Your request to participate in this program will be effective when we receive your completed application at the P.O. Box given on the first page of this prospectus. Call or write us for a copy of the application. You may elect to increase, decrease or change the frequency or amount of transfers under a Dollar Cost Averaging program. We will not charge a transfer fee for Dollar Cost Averaging.

The theory of dollar cost averaging is that by spreading your investment over time, you may be able to reduce the effect of transitory market conditions on your investment. In addition, because a given dollar amount purchases more units when the unit prices are relatively low rather than when the prices are higher, in a fluctuating market, the average cost per unit may be less than the average of the unit prices on the purchase dates. However, participation in this program does not assure you of a greater profit from your purchases under the program, nor will it prevent or necessarily reduce losses in a declining market. Moreover, while we refer to this program of periodic transfers generally as Dollar Cost Averaging, periodic transfers from a subaccount with more volatile performance experience is unlikely to produce the desired effects of Dollar Cost Averaging as would transfers from a less volatile subaccount.

PORTFOLIO REBALANCING. Portfolio Rebalancing allows you to maintain the percentage of your Contract Value allocated to each Subaccount at a pre-set level. For example, you could specify that 30% of your Contract Value should be in the LSA Focused Equity, 40% in the LSA Balanced and 30% in LSA Disciplined Equity. Over time, the variations in each Subaccount's investment results will shift the balance of your Contract Value allocations. Under the Portfolio Rebalancing feature, each period, if the allocations change from your desired percentages, we will automatically transfer your Contract Value, including new Purchase Payments (unless you specify otherwise), back to the percentages you specify. Portfolio Rebalancing is consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your Contract Value allocated to the better performing segments.

You may choose to have rebalances made monthly, quarterly, semi-annually, or annually until your Annuity Date. Portfolio Rebalancing is not available after you annuitize. We will not charge a transfer fee for Portfolio Rebalancing. We will automatically terminate this option if you request any transfers outside the Portfolio Rebalancing program. If you wish to resume the Portfolio Rebalancing after it has been canceled, then you must complete a new Portfolio Rebalancing form and send it to our home office. You may not include the Fixed Account in a Portfolio Rebalancing program.

You may request Portfolio Rebalancing at any time before your Annuity Date by submitting a completed written request to us at the P.O. Box given on the first page of this prospectus. Please call or write us for a copy of the request form. If you stop Portfolio Rebalancing, you must wait 30 days to begin again. In your request, you may specify a date for your first rebalancing. If you specify a date fewer than 30 days after your Issue Date, your first rebalance will be delayed one month. If you request Portfolio Rebalancing in your Contract application and do not specify a date for your first rebalancing, your first rebalance will occur one period after the Issue Date. For example, if you specify quarterly rebalancing, your first rebalance will occur three months after your Issue Date. Otherwise, your first rebalancing will occur one period after we receive your completed request form. All subsequent rebalancing will occur at the intervals you have specified on the day of the month that coincides with the same day of the month as your Contract Anniversary Date.

Generally, you may change the allocation percentages, frequency, or choice of Subaccounts at any time. If your total Contract Value subject to rebalancing falls below any minimum value that we may establish, we may prohibit or limit your use of Portfolio Rebalancing. You may not use Dollar Cost Averaging and Portfolio Rebalancing at the same time. We may change, terminate, limit, or suspend Portfolio Rebalancing at any time.

                    THE INVESTMENT AND FIXED ACCOUNT OPTIONS

SEPARATE ACCOUNT INVESTMENTS

THE PORTFOLIOS. Each of the Subaccounts of the Separate Account invests in the shares of one of the Portfolios. Each Portfolio is either an open-end management investment company registered under the Investment Company Act of 1940 or a separate investment series of an open-end management investment company. We have briefly described the Portfolios below. You should consult the current prospectuses for the Portfolios for more detailed and complete information concerning the Portfolios. If you do not have a prospectus for a Portfolio, contact us and we will send you a copy. Appendix B contains a description of how advertised performance data for the Subaccounts are computed.

We do not promise that the Portfolios will meet their investment objectives. Amounts you have allocated to Subaccounts may grow in value, decline in value, or grow less than you expect, depending on the investment performance of the Portfolios in which those Subaccounts invest. You bear the investment risk that those Portfolios possibly will not meet their investment objectives. You should carefully review their prospectuses before allocating amounts to the Subaccounts of the Separate Account.

GOLDMAN SACHS VARIABLE INSURANCE TRUST

CORE SMALL CAP EQUITY FUND (investment adviser: Goldman Sachs Asset Management) seeks long-term growth of capital through a broadly diversified portfolio of equity securities of U.S. issuers which are included in the Russell 2000 Index at the time of investment.

INTERNATIONAL EQUITY FUND (investment adviser: Goldman Sachs Asset Management International) seeks long-term capital appreciation through investments in equity securities of companies that are organized outside the U.S. or whose securities are principally traded outside the U.S.

J.P. MORGAN SERIES TRUST II (investment adviser: J.P. Morgan Investment Management Inc.)

SMALL COMPANY PORTFOLIO seeks to provide a high total return from a portfolio of small company stocks. The portfolio invests primarily in small and medium U.S. companies whose market capitalizations are greater than $110 million and less than $1.5 billion, typically represented by the Russell 2000 Index. The portfolio can moderately underweight or overweight industries against the Russell 2000 Index's industry weightings when it believes it will benefit performance.

LAZARD RETIREMENT SERIES, Inc. (investment adviser:  Lazard Asset Management)

EMERGING MARKETS PORTFOLIO seeks long-term capital appreciation. This Portfolio invests primarily in equity securities of non-United States companies whose principal activities are in emerging market countries that the Investment Adviser believes are undervalued based on their earnings, cash flow or asset values.

INTERNATIONAL EQUITY PORTFOLIO seeks long-term capital appreciation. This Portfolio invests primarily in equity securities of non-United States companies whose total market value is more than $1 billion that the Investment Adviser believes are undervalued based on their earnings, cash flow or asset values.

LSA VARIABLE SERIES TRUST (manager:  LSA Asset Management LLC)

EMERGING GROWTH EQUITY (investment adviser: RS Investment Management L.Y.) seeks to provide capital appreciation through investing in smaller, rapidly growing emerging companies.

FOCUSED EQUITY FUND (investment adviser: Morgan Stanley Asset Management) seeks to provide capital appreciation by investing primarily in equity securities.

GROWTH EQUITY FUND (investment adviser: Goldman Sachs Asset Management) seeks to provide long-term growth of capital.

DISCIPLINED EQUITY FUND (investment adviser: J.P. Morgan Investment Management Inc.) seeks to provide a consistently high total return from a broadly diversified portfolio of equity securities with risk characteristics similar to the Standard & Poor's 500 composite Stock Index.

VALUE EQUITY FUND (investment adviser: Salomon Brothers Asset Management Inc) seeks to provide long-term growth of capital with current income as a secondary objective.

BALANCED FUND (investment adviser: OpCap Advisor) seeks to provide a combination of growth of capital and investment income (growth of capital is the primary objective) by investing in a mix of equity and debt.

THE INSTITUTIONAL UNIVERSAL FUNDS, INC. (FORMERLY KNOWN AS MORGAN STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.) (investment adviser: Miller Anderson & Sherrerd,
LLP)

MID CAP GROWTH PORTFOLIO seeks long-term capital growth by investing primarily in common stocks of companies with capitalizations in the range of companies included in the S&P MidCap 400 Index (currently $500 million to $6 billion). The Portfolio Manager focuses on companies that demonstrate one or more of the following characteristics: high earnings growth rates, growth stability, rising profitability and the ability to produce earnings that consistently beat market expectations.

MID CAP VALUE PORTFOLIO seeks above-average total return over a market cycle of three to five years by investing primarily in common stocks of companies with capitalizations in the range of companies included in the S&P MidCap 400 Index (currently $500 million to $6 billion). The Portfolio purchases stocks that typically do not pay dividends. The Adviser analyzes securities to identify stocks that are undervalued, and measures the relative attractiveness of the Portfolio's current holdings against potential purchases.

HIGH YIELD PORTFOLIO seeks above-average total return over a market cycle of three to five years by investing primarily in high yield securities (commonly referred to as "junk bonds"). The Portfolio also may invest in investment grade fixed income securities, including U.S. Government securities, mortgage securities, and corporate bonds.

OCC ACCUMULATION TRUST (investment adviser:  OpCap Advisors)

EQUITY PORTFOLIO seeks long term capital appreciation. The Portfolio invests primarily in equity securities listed on the New York Stock Exchange.

SMALL CAP PORTFOLIO seeks capital appreciation. The Portfolio invests primarily in equity securities of companies with market capitalizations under $1 billion.

PIMCO  VARIABLE   INSURANCE  TRUST  (investment   adviser:   Pacific  Investment
Management Company)

STOCKSPLUS GROWTH AND INCOME PORTFOLIO seeks to achieve a total return which exceeds the total return performance of the S&P 500. The Portfolio invests in common stocks, options, futures, options on futures and swaps. Under normal market conditions, the Portfolio invests substantially all of its assets in S&P 500 derivatives, backed by a portfolio of fixed income instruments. The Portfolio uses S&P 500 derivatives in addition to or in place of S&P 500 stocks to attempt to equal or exceed the performance of the S&P 500.

FOREIGN BOND PORTFOLIO seeks to maximize total return, consistent with preservation of capital and prudent investment management. The Portfolio invests under normal circumstances at least 85% of its assets in fixed income instruments of issuers located outside the United States, representing at least three foreign countries, which may be represented by futures contracts (including related options) with respect to such securities, and options on such securities. The Portfolio will normally hedge at least 75% of its exposure to foreign currency.

TOTAL RETURN BOND PORTFOLIO seeks to maximize total return, consistent with preservation of capital and prudent investment management. The Portfolio invests under normal circumstances at least 65% of its assets in a diversified portfolio of fixed income instruments of varying maturities. The average portfolio duration of this Portfolio will normally vary within a three- to six-year time frame based on the Adviser's forecast for interest rates.

MONEY MARKET PORTFOLIO seeks to obtain maximum current income consistent with preservation of capital and daily liquidity. The Portfolio also attempts to maintain a stable net asset value of $1.00 per share, although there is no assurance that it will be successful in doing so.

SALOMON BROTHERS VARIABLE SERIES FUNDS (investment adviser: Salomon Brothers Asset Management)

CAPITAL FUND seeks capital appreciation through investment and securities which the manager believes have above-average capital appreciation potential. The Fund invests primarily in equity securities of U.S. Companies. These companies may range in size from established large capitalization (over 5 billion in market capitalization) companies to small capitalization (less than 1 billion in market capitalization) companies at the beginning of their life cycles.

Each Portfolio is subject to certain investment restrictions and policies which may not be changed without the approval of a majority of the shareholders of the Portfolio. See the accompanying Prospectuses of the Portfolios for further information.

We automatically reinvest all dividends and capital gains distributions from the Portfolios in shares of the distributing Portfolio at their net asset value. The income and realized and unrealized gains or losses on the assets of each Subaccount are separate and are credited to or charged against the particular Subaccount without regard to income, gains or losses from any other Subaccount or from any other part of our business. We will use the net Purchase Payments you allocate to a Subaccount to purchase shares in the corresponding Portfolio and will redeem shares in the Portfolios to meet Contract obligations or make adjustments in reserves. The Portfolios are required to redeem their shares at net asset value and to make payment within seven days.

Some of the Portfolios have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the Portfolios may be similar to, and may in fact be modeled after publicly traded mutual funds, you should understand that the Portfolios are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any similarly named Portfolio may differ substantially.

Some of the Portfolios sell their shares to separate accounts underlying both variable life insurance and variable annuity contracts. It is conceivable that in the future it may be unfavorable for variable life insurance separate accounts and variable annuity separate accounts to invest in the same Portfolio. Although neither we nor any of the Portfolios currently foresees any such disadvantages either to variable life insurance or variable annuity contract owners, each Portfolio's Board of Directors intends to monitor events in order to identify any material conflicts between variable life and variable annuity contract owners and to determine what action, if any, should be taken in response thereto. If a Board of Directors were to conclude that separate investment funds should be established for variable life and variable annuity separate accounts, Lincoln Benefit will bear the attendant expenses.

VOTING RIGHTS. As a general matter, you do not have a direct right to vote the shares of the Portfolios held by the Subaccounts to which you have allocated your Contract Value. Under current law, however, you are entitled to give us instructions on how to vote those shares on certain matters. We will notify you when your instructions are needed. We will also provide proxy materials or other information to assist you in understanding the matter at issue. We will determine the number of shares for which you may give voting instructions as of the record date set by the relevant Portfolio for the shareholder meeting at which the vote will occur.

As a general rule, before the Annuity Date, you are the person entitled to give voting instructions. After the Annuity Date, the payee is that person.
Retirement plans, however, may have different rules for voting by plan participants.

If you send us written voting instructions, we will follow your instructions in voting the Portfolio shares attributable to your Contract. If you do not send us written instructions, we will vote the shares attributable to your Contract in the same proportions as we vote the shares for which we have received instructions from other Contract Owners. We will vote shares that we hold in the same proportions as we vote the shares for which we have received instructions from other Contract Owners.

We may, when required by state insurance regulatory authorities, disregard Contract Owner voting instructions if the instructions require that the shares be voted so as to cause a change in the sub-classification or investment objective of one or more of the Portfolios or to approve or disapprove an investment advisory contract for one or more of the Portfolios.

In addition, we may disregard voting instructions in favor of changes initiated by Contract Owners in the investment objectives or the investment adviser of the Portfolios if we reasonably disapprove of the proposed change. We would disapprove a proposed change only if the proposed change is contrary to state law or prohibited by state regulatory authorities or we reasonably conclude that the proposed change would not be consistent with the investment objectives of the Portfolio or would result in the purchase of securities for the Portfolio which vary from the general quality and nature of investments and investment techniques utilized by the Portfolio. If we disregard voting instructions, we will include a summary of that action and our reasons for that action in the next semi-annual financial report to you.

This description reflects our view of currently applicable law. If the law changes or our interpretation of the law changes, we may decide that we are permitted to vote the Portfolio shares without obtaining instructions from our Contract Owners, and we may choose to do so.

ADDITIONS, DELETIONS, AND SUBSTITUTIONS OF SECURITIES. If the shares of any of the Portfolios are no longer available for investment by the Separate Account or if, in the judgment of our Board of Directors, further investment in the shares of a Portfolio is no longer appropriate in view of the purposes of the Contract, we may add or substitute shares of another Portfolio or mutual fund for Portfolio shares already purchased or to be purchased in the future by Purchase Payments under the Contract. Any substitution of securities will comply with the requirements of the 1940 Act.

We also reserve the right to make the following changes in the operation of the Separate Account and the Subaccounts:

(a)  to operate the Separate Account in any form permitted by law;

(b) to take any action necessary to comply with applicable law or obtain and continue any exemption from applicable laws;

(c) to transfer assets from one Subaccount to another, or from any subaccount to our general account;

(d)  to add, combine, or remove Subaccounts in the Separate Account; and

(e) to change the way in which we assess charges, as long as the total charges do not exceed the maximum amount that may be charged the Separate Account and the Portfolios in connection with the Contracts.

If we take any of these actions, we will comply with the then applicable legal requirements.

THE FIXED ACCOUNT

GENERAL. You may allocate part or all of your Purchase Payments to the Fixed Account in states where it is available. Amounts allocated to the Fixed Account become part of the general assets of Lincoln Benefit. Allstate Life invests the assets of the general account in accordance with applicable laws governing the investments of insurance company general accounts. The Fixed Account may not be available in all states. Please contact us at 1-800-525-9287 for current information.

GUARANTEED MATURITY FIXED ACCOUNT OPTION. We will credit interest to each amount allocated to the Guaranteed Maturity Fixed Account Option at a specified rate for a specified Guarantee Period. You select the Guarantee Period for each amount that you allocate to this option. We will declare the interest rate that we will guarantee to credit to that amount for that Guarantee Period. Each amount allocated to a Guarantee Period under this option must be at least $500. We reserve the right to limit the number of additional Purchase Payments that may be allocated to this option.

We will tell you what interest rates and Guarantee Periods we are offering at a particular time. We may offer Guarantee Periods ranging from one to ten years in length. We will decide in our discretion which Guarantee Periods to offer. Currently, we offer Guarantee Periods of one, three, five, seven and ten years. In the future we may offer Guarantee Periods of different lengths or stop offering some Guarantee Periods.

We will credit interest daily to each amount allocated to a Guarantee Period under this option at a rate which compounds to the effective annual interest rate that we declared at the beginning of the applicable Guarantee Period. We will not change the interest rate credited to a particular allocation until the end of the relevant Guarantee Period. We may declare different interest rates for Guarantee Periods of the same length that begin at different times.

The following example illustrates how a Purchase Payment allocated to this option would grow, given an assumed Guarantee Period and effective annual interest rate:

EXAMPLE

Purchase Payment                        $10,000
Guarantee Period                        5 years
Effective Annual Rate                     4.50%
Credit Enhancement                         $400


                              END OF CONTRACT YEAR

                                       YEAR 1      YEAR 2      YEAR 3      YEAR 4      YEAR 5
                                     ----------  ----------  ----------  ----------  ----------
Beginning Contract Value             $10,400.00
  X (1 + Effective Annual Rate)        X  1.045
                                      ---------
                                     $10,868.00

Contract Value at end of Contract Year           $10,868.00
  X (1 + Effective Annual Rate)                    X  1.045
                                                  ---------
                                                 $11,357.06

Contract Value at end of Contract Year                       $11,357.06
  X (1 + Effective Annual Rate)                                X  1.045
                                                              ---------
                                   $11,868.13

Contract Value at end of Contract Year                                   $11,868.13
  X (1 + Effective Annual Rate)                                            X  1.045
                                                                          ---------
                                                                         $12,402.19

Contract Value at end of Contract Year                                                $12,402.19
  X (1 + Effective Annual Rate)                                                         X  1.045
                                                                                       ---------
                                                                                      $12,960.29


Total Interest Credited During Guarantee Period = $2,560.29 ($12,960.29-$10,400)

NOTE: This example assumes no withdrawals during the entire five year Guarantee Period. If you were to make a partial withdrawal, you might be required to pay a Withdrawal Charge and the amount withdrawn might be increased or decreased by a Market Value Adjustment. The hypothetical interest rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract.

We have no specific formula for determining the rate of interest that we will declare initially or in the future. We will set those interest rates based on relevant factors such as then current interest rates, regulatory and tax requirements, our sales commission and administrative expenses, general economic trends, and competitive factors. For current interest rate information, please contact us at 1-800-525-9287.

WE WILL DETERMINE THE INTEREST RATES TO BE DECLARED IN OUR SOLE DISCRETION. WE CAN NEITHER PREDICT NOR GUARANTEE WHAT THOSE RATES WILL BE IN THE FUTURE.

At the end of each Guarantee Period, we will mail you a notice asking you what to do with the relevant amount, including the accrued interest. During the 30-day period after the end of the Guarantee Period, you may:

(1) take no action. If so, we will automatically keep the relevant amount in the Guaranteed Maturity Fixed Account Option. The new Guarantee Period will be the same length as the expiring Guarantee Period and will begin on the day the previous Guarantee Period ends. The new interest rate will be our then current declared rate for Guarantee Periods of that length; or

(2) allocate the relevant Contract Value to one or more new Guarantee Periods of your choice in the Guaranteed Maturity Fixed Account Option. The new Guarantee Period(s) will begin on the day the previous Guarantee Period ends. The new interest rate will be our then current declared rate for those Guarantee Periods; or

(3) instruct us to transfer all or a portion of the relevant amount to one or more Subaccounts. We will effect the transfer on the day we receive your instructions. We will not adjust the amount transferred to include a Market Value Adjustment; or

(4) withdraw all or a portion of the relevant amount through a partial withdrawal. You may be required to pay a Withdrawal Charge, but we will not adjust the amount withdrawn to include a Market Value Adjustment. The amount withdrawn will be deemed to have been withdrawn on the day the Guarantee Period ends.

Under our Automatic Laddering Program, you may choose, in advance, to use Guarantee Periods of the same length for all renewals in the Guaranteed Maturity Fixed Account Option. You can select this program at any time during the Accumulation Period, including on the Issue Date. We will apply renewals to Guarantee Periods of the selected length until you direct us in writing to stop. We may stop offering this program at any time.

MARKET VALUE ADJUSTMENT. We may increase or decrease the amount of some transactions involving your interest in the Guaranteed Maturity Fixed Account Option to include a Market Value Adjustment. The formula for determining Market Value Adjustments reflects changes in interest rates since the beginning of the relevant Guarantee Period. As a result, you will bear some of the investment risk on amounts allocated to the Guaranteed Maturity Fixed Account Option.

As a general rule, we will apply a Market Value Adjustment to the following transactions involving your Fixed Account balance:

(1) when you withdraw funds from the Guaranteed Maturity Fixed Account Option in an amount greater than the Free Withdrawal Amount, as described on page 29 below;

(2) when you transfer funds from the Guaranteed Maturity Fixed Account Option to the Subaccounts;

(3) when you allocate part of your balance in the Guaranteed Maturity Fixed Account Option to a new Guarantee Period before the end of the existing Guarantee Period;

(4) when you annuitize your Contract; and

(5) when we pay a death benefit.

We will not apply a Market Value Adjustment to a transaction, to the extent that: (1) it occurs within 30 days after the end of a Guarantee Period applicable to the funds involved in the transaction; or (2) you make a withdrawal to satisfy the IRS' required minimum distribution rules for this Contract.

The formula for calculating Market Value Adjustments is set forth in Appendix C to this prospectus, which also contains additional examples of the application of the Market Value Adjustment. This formula primarily compares: (1) the Treasury Rate at the time of the relevant transaction for a maturity equal in length to the relevant Guarantee Period; and (2) the Treasury Rate at the beginning of the Guarantee Period for a maturity equal in length to the Guarantee Period. Generally, if the Treasury Rate at the beginning of the Guarantee Period is higher than the corresponding current Treasury Rate, then the Market Value Adjustment will increase the amount payable to you or transferred. Similarly, if the Treasury Rate at the beginning of the Guarantee Period is lower than the corresponding current Treasury Rate, then the Market Value Adjustment will reduce the amount payable to you or transferred.

For example, assume that you purchased a Contract and selected an initial Guarantee Period of five years and the five-year Treasury Rate for that duration is 4.50%. Assume that at the end of three years, you make a partial withdrawal. If, at that later time, the current five-year Treasury Rate is 4.20%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to you. Similarly, if the current five-year Treasury Rate is 4.80%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to you.

DOLLAR COST  AVERAGING  FIXED ACCOUNT  OPTION.  You may also  allocate  Purchase
Payments to the Dollar Cost Averaging Fixed Account Option. We will credit interest to Purchase Payments allocated to this option for up to one year at the current rate that we declare when you make the allocation.

The effective annual rate will never be less than 3%. You may not transfer funds to this option from the Subaccounts or the Guaranteed Maturity Fixed Account Option. We will follow your instructions in transferring amounts from this option to the Subaccounts or the Guaranteed Maturity Fixed Account Option on a monthly basis only, as described in "Automatic Dollar Cost Averaging Program" on page 15 of this prospectus.

                                ANNUITY BENEFITS

ANNUITY DATE. You may select the Annuity Date, which is the date on which annuity payments are to begin, in your application. The Annuity Date must always be the business day immediately following the tenth day of a calendar month.

The Annuity Date may be no later than the Latest Annuity Date. As a general rule, the Latest Annuity Date is the later of the 10th Contract Anniversary or the Annuitant's 90th birthday. If your Contract was issued pursuant to a Qualified Plan, however, the Tax Code generally requires you to begin to take at least a minimum distribution by the later of:

o  the year of your separation from service; or

o April 1 of the calendar year following the calendar year in which you attain age 70 1/2.

If your Contract is issued pursuant to Section 408 of the Tax Code  (traditional
IRAs), you must begin taking minimum distributions by April 1 of the calendar year following the calendar year in which you reach age 70 1/2. No minimum distributions are required by the Tax Code for Contracts issued pursuant to
Section 408A (Roth IRAs).

If you are in a Qualified Plan, we may require you to annuitize by the date required by the Tax Code, unless you show us that you are meeting the minimum distribution requirements in some other way.

If you do not select an Annuity Date, the Latest Annuity Date will automatically become the Annuity Date. You may change the Annuity Date by writing to us at the address given on the first page of the prospectus.

ANNUITY OPTIONS. You may elect an Annuity Option at any time before the Annuity Date. As part of your election, you may choose the length of the applicable guaranteed payment period within the limits available for your chosen Option. If you do not select an Annuity Option, we will pay monthly annuity payments in accordance with the applicable default Option. The default Options are:

o Option A with 10 years (120 months) guaranteed, if you have designated only one Annuitant; and

o Option B with 10 years (120 months) guaranteed, if you have designated joint Annuitants.

You may freely change your choice of Annuity Option, as long as you request the change at least thirty days before the Annuity Date.

Three Annuity Options are generally available under the Contract. Each is available in the form of:

o  a Fixed Annuity;

o  a Variable Annuity; or

o  a combination of both Fixed and Variable Annuity.

The three Annuity Options are:

OPTION A, LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 5 TO 20 YEARS. We make periodic payments at least as long as the Annuitant lives. If the Annuitant dies before all of the guaranteed payments have been made, we will pay the remaining guaranteed payments to the Beneficiary.

OPTION B, JOINT AND SURVIVOR ANNUITY, WITH PAYMENTS GUARANTEED FOR 5 TO 20 YEARS. We make periodic payments at least as long as either the Annuitant or the Joint Annuitant is alive. If both the Annuitant and the Joint Annuitant die before all of the guaranteed payments have been made, we will pay the remaining guaranteed payments to the Beneficiary.

OPTION C, PAYMENTS FOR A SPECIFIED PERIOD CERTAIN OF 5 YEARS TO 30 YEARS. We make periodic payments for the period you have chosen. If the Annuitant dies before all of the guaranteed payments have been made, we will pay the remaining guaranteed payments to the Beneficiary. If you elect this option, and request Variable Annuity payments, you may at any time before the period expires request a lump sum payment, subject to a Withdrawal Charge. We will charge a Withdrawal Charge on any portion of your lump sum payment attributable to Purchase Payments made within the prior eight years. The amount of the Withdrawal Charge will be determined as described in "Withdrawal Charges" on page 28 below. If you elected Variable Annuity payments, the lump sum payment after Withdrawal Charge will depend on:

o    the investment results of the Subaccounts you have selected,
o    the Contract Value at the time you elected annuitization,
o the length of the remaining period for which the payee would be entitled to payments.

No lump sum payment is available if you request Fixed Annuity payments. If you purchased your Contract under a retirement plan, you may have a more limited selection of Annuity Options to choose from. You should consult your Plan documents to see what is available.

You may not "annuitize" your Contract for a lump sum payment. Instead, before the Annuity Date you may surrender your Contract for a lump sum. As described on page 20 above, however, we will subtract any applicable Withdrawal Charge and increase or decrease your surrender proceeds by any applicable Market Value Adjustment.

OTHER OPTIONS. We may have other Annuity Options available. You may obtain information about them by writing or calling us.

If your Contract is issued under Sections 401, 403(b), 408 or 408A of the Tax Code, we will only make payments to you and/or your spouse.

ANNUITY PAYMENTS: GENERAL. On the Annuity Date, we will apply the Annuitized Value of your Contract to the Annuity Option you have chosen. Your annuity payments may consist of Variable Annuity payments or Fixed Annuity payments or a combination of the two. We will determine the amount of your annuity payments as described in "Variable Annuity Payments" and "Fixed Annuity Payments" on page 22 below.

You must notify us in writing at least 30 days before the Annuity Date how you wish to allocate your Annuitized Value between Variable Annuity and Fixed Annuity payments. You must apply at least the Contract Value in the Fixed Account on the Annuity Date to Fixed Annuity payments. If you wish to apply any portion of your Fixed Account balance to your Variable Annuity payments, you should plan ahead and transfer that amount to the Subaccounts prior to the Annuity Date. If you do not tell us how to allocate your Contract Value among Fixed and Variable Annuity payments, we will apply your Contract Value in the Separate Account to Variable Annuity payments and your Contract Value in the Fixed Account to Fixed Annuity payments.

Annuity payments begin on the Annuity Date. We make subsequent annuity payments on the tenth of the month or, if the NYSE is closed on that day, the next day on which the NYSE is open for business.

Annuity payments will be made in monthly, quarterly, semi-annual or annual installments as you select. If the amount available to apply under an Annuity Option is less than $5,000, however, and state law permits, we may pay you a lump sum instead of the periodic payments you have chosen. In addition, if the first annuity payment would be less than $50, and state law permits us, we may reduce the frequency of payments so that the initial payment will be at least $50.

We may defer for up to 15 days the payment of any amount attributable to a Purchase Payment made by check to allow the check reasonable time to clear.

YOU MAY NOT WITHDRAW CONTRACT VALUE DURING THE ANNUITY PERIOD, IF WE ARE MAKING PAYMENTS TO YOU UNDER ANY ANNUITY OPTION, SUCH AS OPTION A OR B ABOVE, INVOLVING PAYMENT TO THE PAYEE FOR LIFE OR ANY COMBINATION OF PAYMENTS FOR LIFE AND MINIMUM GUARANTEE PERIOD FOR A PREDETERMINED NUMBER OF YEARS.

VARIABLE  ANNUITY  PAYMENTS.  One basic  objective of the Contract is to provide
Variable Annuity Payments which will to some degree respond to changes in the economic environment. The amount of your Variable Annuity Payments will depend upon the investment results of the Subaccounts you have selected, any premium taxes, the age and sex of the Annuitant, and the Annuity Option chosen. We guarantee that the Payments will not be affected by (1) actual mortality experience, and (2) the amount of our administration expenses.

We cannot predict the total amount of your Variable Annuity payments. The Variable Annuity payments may be more or less than your total Purchase Payments because (a) Variable Annuity payments vary with the investment results of the underlying Portfolios; and (b) Annuitants may die before their actuarial life expectancy is achieved.

The length of any guaranteed payment period under your selected Annuity Option will affect the dollar amounts of each Variable Annuity payment. As a general rule, longer guarantee periods result in lower periodic payments, all other things being equal. For example, if a life Annuity Option with no minimum guaranteed payment period is chosen, the Variable Annuity payments will be greater than Variable Annuity payments under an Annuity Option for a minimum specified period and guaranteed thereafter for life.

The investment results of the Subaccounts to which you have allocated your Contract Value will also affect the amount of your periodic payment. In calculating the amount of the periodic payments in the annuity tables in the Contract, we assumed an annual investment rate of 3 1/2%. If the actual net investment return is less than the assumed investment rate, then the dollar amount of the Variable Annuity payments will decrease. The dollar amount of the Variable Annuity payments will stay level if the net investment return equals the assumed investment rate and the dollar amount of the Variable Annuity payments will increase if the net investment return exceeds the assumed investment rate. You should consult the Statement of Additional Information for more detailed information as to how we determine Variable Annuity Payments.

FIXED ANNUITY PAYMENTS. You may choose to apply a portion of your Annuitized Value to provide Fixed Annuity payments. We determine the Fixed Annuity payment amount by applying the applicable Annuitized Value to the Annuity Option you have selected.

As a general rule, subsequent Fixed Annuity payments will be equal in amount to the initial payment. However, as described in "Transfers During the Annuity Period" below, after the Annuity Date, you will have a limited ability to increase the amount of your Fixed Annuity payments by making transfers from the Subaccounts.

We may defer making Fixed Annuity payments for a period of up to six months or whatever shorter time state law may require. During the deferral period, we credit interest at a rate at least as high as state law requires.

TRANSFERS DURING THE ANNUITY PERIOD. During the Annuity Period, you will have a limited ability to make transfers among the Subaccounts so as to change the relative weighting of the Subaccounts on which your Variable Annuity payments will be based. In addition, you will have a limited ability to make transfers from the Subaccounts to increase the proportion of your annuity payments consisting of Fixed Annuity payments. You may not, however, convert any portion of your right to receive Fixed Annuity payments into Variable Annuity payments.

You may not make any transfers for the first six months after the Annuity Date. Thereafter, you may make transfers among the Subaccounts or make transfers from the Subaccounts to increase your Fixed Annuity payments. Your transfers must be at least six months apart.

DEATH BENEFIT DURING ANNUITY PERIOD. After annuity payments begin, upon the death of the Annuitant and any Joint Annuitant, we will make any remaining annuity payments to the Beneficiary. The amount and number of these annuity payments will depend on the Annuity Option in effect at the time of the Annuitant's death. After the Annuitant's death, any remaining interest will be distributed at least as rapidly as under the method of distribution in effect at the Annuitant's death.

CERTAIN EMPLOYEE BENEFIT PLANS. In some states, the Contracts offered by this prospectus contain life annuity tables that provide for different benefit payments to men and women of the same age. In certain employment-related situations, however, the U.S. Supreme Court's decision in ARIZONA GOVERNING COMMITTEE V. NORRIS requires employers to use the same annuity tables for men and women. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the purchase of a Contract is appropriate under NORRIS.

                            OTHER CONTRACT BENEFITS

DEATH BENEFIT. We will pay a distribution on death, if:

(1) the Contract is in force;

(2) annuity payments have not begun; and

(3) either:

    (a) you die; or

    (b) if the  Contract  is owned by a   company  or other  legal  entity,  the
Annuitant dies.

Currently, we will pay a distribution on death equal in amount to the Death Benefit or Enhanced Death Benefit, as appropriate. Under the Contract, however, we have the right to pay a distribution equal in amount to the Surrender Value unless:

(1) the Beneficiary chooses to receive the Death Benefit in a lump sum within 180 days of the date of death; and

(2) the Beneficiary requests that the Death Benefit be paid as of the date we receive the completed claim for a distribution on death.

We currently are waiving this 180 day limitation, but we may enforce it in the future. If we do, we will calculate the distribution as of the earlier of the requested distribution date or the fifth anniversary of the date of death.

We determine the Death Benefit as of the date we receive all of the information we need to process the Death Benefit claim. The standard Death Benefit under the Contract is the greatest of the following:

(1) the total Purchase Payments, less a withdrawal adjustment for any prior partial withdrawals;

(2) the Contract Value on the date as of which we calculate the Death Benefit.

(3) the Surrender Value;

(4) the Contract Value on the eighth Contract Anniversary and each subsequent Contract Anniversary evenly divisible by eight, increased by the total Purchase Payments since that anniversary and reduced by a withdrawal adjustment for any partial withdrawals since that anniversary.

The withdrawal adjustment for the Death Benefit will equal (a) divided by (b), with the result multiplied by (c), where:

(a) = the withdrawal amount;

(b) = the Contract Value immediately before the withdrawal; and

(c) = the value of the applicable Death Benefit immediately before the withdrawal.

A claim for a distribution on death must be submitted before the Annuity Date. As part of the claim, the Beneficiary must provide "Due Proof of Death". We will accept the following documentation as Due Proof of Death:

o  a certified original copy of the Death Certificate;

o  a certified copy of a court decree as to the finding of death; or

o a written statement of a medical doctor who attended the deceased at the time of death.

In addition, in our discretion we may accept other types of proof.

We will pay the Death Benefit in a lump sum within seven days of receiving a completed claim for a distribution on death, unless the Beneficiary selects one of the other alternatives described below.

If the Beneficiary is a natural person, the Beneficiary may choose from the following alternative ways of receiving the distribution:

o    the Beneficiary may receive the distribution as a lump sum payment;

o the Beneficiary may apply the distribution to receive a series of equal periodic payments over the life of the Beneficiary, over a fixed period no longer than the Beneficiary's life expectancy, or over the life of the Beneficiary with payments guaranteed for a period not to exceed the life expectancy of the Beneficiary (the payments must begin within one year of the date of death); or

o if there is only one Beneficiary, he or she may defer payment for up to five years from the date of death. Any remaining funds must be distributed at the end of the five-year period. An Annuitant is necessary for this option. If prior to your death you were the Annuitant, the Beneficiary will become the new Annuitant.

If your spouse is the Beneficiary, he or she may choose to continue the Contract as the new Contract Owner. If your spouse chooses to continue the Contract, the following conditions apply:

(1) On the day the Contract is continued, we will set the Contract Value equal to the Death Benefit or Enhanced Death Benefit, as appropriate, calculated as of the date on which we receive all of the information we need to process your spouse's request to continue the Contract after your death. Because the Death Benefit and Enhanced Death Benefit can never be less than the then current Contract Value, our resetting the Contract will not cause the Contract Value to decrease. During the continuation period, however, the Contract Value will continue to increase or decrease to reflect the investment performance of the Subaccounts, interest credited to the Fixed Account, and charges and expenses under the Contract, as described in this prospectus.

(2) Within one year of the date of death, your spouse may withdraw one lump sum without paying any Withdrawal Charge or incurring any Market Value Adjustment;

(3) During the continuation period, currently we will pay a distribution on death equal to the Death Benefit or the Enhanced Death Benefit, as appropriate, determined as of the date on which we receive due proof of your spouse's death. As described above, we also reserve the right to pay a distribution equal in amount to the Surrender Value as of the date on which we receive due proof of death. The standard Death Benefit payable upon your spouse's death will be calculated using the formula described above. Thus, the amount of the distribution on death may increase or decrease during the continuation period, depending on changes in the Contract Value and other Contract transactions during the continuation period.

(4) If before your death you were the Annuitant, your surviving spouse becomes the Annuitant.

(5) If you selected the Enhanced Death Benefit Rider or the Enhanced Death and Income Benefit Rider, that rider will continue during the continuation period. Your spouse will be treated as the Contract Owner under the applicable Rider.

Your surviving spouse may also select one of the options listed above.

If the Beneficiary is a company or other legal entity, then the Beneficiary must receive the Death Benefit in a lump sum, and the options listed above are not available.

Different  rules may apply to  Contracts  issued in  connection  with  Qualified
Plans.

ENHANCED DEATH BENEFIT RIDER: When you purchase your Contract, you may select the Enhanced Death Benefit Rider. In certain states, this benefit may be offered as a benefit of the base contract, rather than as a separate rider. In those states, the expense charge will remain the same for the benefit. If you are not an individual, the Enhanced Death Benefit applies only to the Annuitant's death. If you select this rider, the Death Benefit will be the greater of the value provided in your Contract or the Enhanced Death Benefit. The Enhanced Death Benefit will be the greater of the Enhanced Death Benefit A and Enhanced Death Benefit B. As described below, we will charge a higher mortality and expense risk charge if you select this Rider.

ENHANCED DEATH BENEFIT A. At issue, Enhanced Death Benefit A is equal to the initial Purchase Payment. After issue, Enhanced Death Benefit A is adjusted whenever you pay a Purchase Payment or make a withdrawal and on each Contract Anniversary as follows:

o When you pay a Purchase Payment, we will increase Enhanced Death Benefit A by the amount of the Purchase Payment;

o When you make a withdrawal, we will decrease Enhanced Death Benefit A by a withdrawal adjustment, as described below; and

o On each Contract Anniversary, we will set Enhanced Death Benefit A equal to the greater of the Contract Value on that Contract Anniversary or the most recently calculated Death Benefit A.

If you do not pay any additional purchase payments or make any withdrawals, Enhanced Death Benefit A will equal the highest of the Contract Value on the Issue Date and all Contract Anniversaries prior to the date we calculate the Death Benefit.

We will continuously adjust Enhanced Death Benefit A as described above until the oldest Contract Owner's 85th birthday or, if the Contract Owner is not a living individual, the Annuitant's 85th birthday. Thereafter, we will adjust Enhanced Death Benefit A only for Purchase Payments and withdrawals.

ENHANCED DEATH BENEFIT B. Enhanced Death Benefit B is equal to (a) your total Purchase Payments, (b) reduced by any withdrawal adjustments and (c) accumulated daily at an effective annual rate of 5% per year, until: (1) the first day of the month following the oldest Contract owner's 85th birthday or (2) if the Contract Owner is a company or other legal entity, the Annuitant's 85th birthday. Thereafter, we will only adjust Enhanced Death Benefit B to reflect additional Purchase Payments and withdrawals. Enhanced Death Benefit B will never be greater than the maximum death benefit allowed by any nonforfeiture laws which govern the Contract.

The withdrawal adjustment for both Enhanced Death Benefit A and Enhanced Death Benefit B will equal (a) divided by (b), with the result multiplied by (c), where:

(a) = the withdrawal amount;

(b) = the Contract Value immediately before the withdrawal; and

(c) = the  most  recently  calculated   Enhanced  Death  Benefit  A  or  B,  as
      appropriate.

BENEFICIARY. You name the Beneficiary. You may name a Beneficiary in the application. You may change the Beneficiary or add additional Beneficiaries at any time before the Annuity Date. We will provide a form to be signed and filed with us.

Your changes in Beneficiary take effect when we receive them, effective as of the date you signed the form. Until we receive your change instructions, we are entitled to rely on your most recent instructions in our files. We are not liable for making a payment to a Beneficiary shown in our files or treating that person in any other respect as the Beneficiary. Accordingly, if you wish to change your beneficiary, you should deliver your instructions to us promptly.

If you did not name a Beneficiary or if the named Beneficiary is no longer living, the Beneficiary will be:

o  your spouse if he or she is still alive; or, if he or she is no longer alive,

o  your surviving children equally; or if you have no surviving children,

o  your estate.

If you name more than one Beneficiary, we will divide the Death Benefit among your Beneficiaries according to your most recent written instructions. If you have not given us written instructions, we will pay the Death Benefit in equal shares to the Beneficiaries. If one of the Beneficiaries dies before you, we will divide the Death Benefit among the surviving Beneficiaries.

Different  rules may apply to  Contracts  issued in  connection  with  Qualified
Plans.

CONTRACT LOANS FOR 401(a), 401(k), AND 403(b) CONTRACTS. Subject to the restrictions described below, we will make loans to the Owner of a Contract used in connection with a Tax Sheltered Annuity Plan ("TSA Plan") under Section 403(b) of the Tax Code, or an Owner of a Contract purchased by a pension, profit-sharing, or other similar plan qualified under Section 401(a) of the Tax Code (a "401 Plan"), including a Section 401(k) plan, where a plan trustee is the Owner. Loans are not available under Non-Qualified Contracts. We will only make loans after the free look period and before annuitization. All loans are subject to the terms of the Contract, the relevant Plan, and the Tax Code, which impose restrictions on loans.

We will not make a loan to you if the total of the requested loan and your unpaid outstanding loans will be greater than the Surrender Value of your Contract on the date of the loan. In addition, we will not make a loan to you if the total of the requested loan and all of the plan participant's Contract loans under TSA plans and 401 plans is more than the lesser of (a) or (b) where:

(a) equals $50,000 minus the excess of the highest outstanding loan balance during the prior 12 months over the current outstanding loan balance; and

(b)   equals the greater of $10,000 or 1/2 of the Surrender Value.

The minimum loan amount is $1,000.

To request a Contract loan, write to us at the address given on the first page of the prospectus. You alone are responsible for ensuring that your loan and repayments comply with tax requirements. Loans made before the Annuity Date are generally treated as distributions under the Contract, and may be subject to withholding and tax penalties for early distributions. Some of these requirements are stated in Section 72 of the Tax Code and Title 1 of ERISA. Please seek advice from your plan administrator or tax advisor.

When we make a loan, we will transfer an amount equal to the loan amount from the Separate Account and/or the Fixed Account to the Loan Account as collateral for the loan. We will transfer to the Loan Account amounts from the Separate Account in proportion to the assets in each Subaccount. If your loan amount is greater than your Contract Value in the Subaccounts, we will transfer the remaining required collateral from the Guaranteed Maturity Fixed Account Options. If your loan amount is greater than your contract value in the subaccounts and the Guaranteed Maturity Fixed Account Options, we will transfer the remaining required collateral from the Dollar Cost Averaging Fixed Account Option.

We will not charge a Withdrawal Charge on the loan or on the transfer from the Subaccounts or the Fixed Account. We may, however, apply a Market Value Adjustment to a transfer from the Fixed Account to the Loan Account. If we do, we will increase or decrease the amount remaining in the Fixed Account by the amount of the Market Value Adjustment, so that the net amount transferred to the Loan Account will equal the desired loan amount.

We will credit interest to the amounts in the Loan Account. The annual interest rate credited to the Loan Account will be the greater of: (a) 3%; or (b) the loan interest rate minus 2.25%. The value of the amounts in the Loan Account are not affected by the changes in the value of the Subaccounts.

When you take out a loan, we will set the loan interest rate. That rate will apply to your loan until it is repaid. From time to time, we may change the loan interest rate applicable to new loans. We also reserve the right to change the terms of new loans.

We will subtract the outstanding Contract loan balance, including accrued but unpaid interest, from:

(1) the Death Benefit;

(2) surrender proceeds;

(3) the amount available for partial withdrawal; and

(4) the amount applied on the Annuity Date to provide annuity payments.

Usually you must repay a Contract loan within five years of the date the loan is made. Scheduled payments must be level, amortized over the repayment period, and made at least quarterly. We may permit a repayment period of 15 or 30 years if the loan proceeds are used to acquire your principal residence. We may also permit other repayment periods.

You must mark your loan repayments as such. We will assume that any payment received from you is a Purchase Payment, unless you tell us otherwise.

If you do not make a loan payment when due, we will continue to charge interest on your loan. We also will declare the entire loan in default. We will subtract the defaulted loan balance plus accrued interest from any future distribution under the Contract and keep it in payment of your loan. Any defaulted amount plus interest will be treated as a distribution for tax purposes (as permitted by law). As a result, you may be required to pay taxes on the defaulted amount, incur the early withdrawal tax penalty, and be subject to mandatory 20% federal withholding.

If the total loan balance exceeds the Surrender Value, we will mail written notice to your last known address. The notice will state the amount needed to maintain the Contract in force. If we do not receive payment of this amount within 31 days after we mail this notice, we will terminate your Contract.

We may defer making any loan for 6 months after you ask us for a loan, unless the loan is to pay a premium to us.

WITHDRAWALS (REDEMPTIONS). Except as explained below, you may redeem a Contract for all or a portion of its Contract Value before the Annuity Date. We may impose a Withdrawal Charge, which would reduce the amount paid to you upon redemption. The Withdrawal Charges are described on page 28 below. Withdrawals from the Fixed Account may be increased or decreased by a Market Value Adjustment, as described in "Market Value Adjustment" on page 20 above.

In general, you must withdraw at least $50 at a time. You may also withdraw a lesser amount if you are withdrawing your entire interest in a Subaccount. If your request for a partial withdrawal would reduce the Contract Value to less than $500, we may treat it as a request for a withdrawal of your entire Contract Value, as described in "Minimum Contract Value" on page 27. Your Contract will terminate if you withdraw all of your Contract Value.

We may be required to withhold 20% of withdrawals and distributions from Contracts issued in connection with certain Qualified Plans, as described on page 32 below. Withdrawals also may be subject to a 10% penalty tax, as described on page 32 below.

To make a withdrawal, you must send us a written withdrawal request or systematic withdrawal program enrollment form. You may obtain the required forms from us at the address and phone number given on the first page of this prospectus. We will not honor your request unless the required form includes your Tax I.D. Number (e.g., Social Security Number) and provides instructions regarding withholding of income taxes.

For partial withdrawals, you may allocate the amount among the Subaccounts and the Fixed Accounts. If we do not receive allocation instructions from you, we usually will allocate the partial withdrawal proportionately among the Subaccounts and the Guaranteed Maturity Fixed Account Options based upon the balance of the Subaccounts and the Guaranteed Maturity Fixed Account Options, with any remainder being distributed from the Dollar Cost Averaging Fixed Account Option. You may not make a partial withdrawal from the Fixed Account in an amount greater than the total amount of the partial withdrawal multiplied by the ratio of the value of the Fixed Account to the Contract Value immediately before the partial withdrawal.

If you request a total withdrawal, you must send us your Contract. The Surrender Value will equal the Contract Value minus any applicable Withdrawal Charge and adjusted by any applicable Market Value Adjustment. We also will deduct a contract maintenance charge of $35, unless we have waived the contract maintenance charge on your Contract as described on page 28 below. We determine the Surrender Value based on the Contract Value next computed after we receive a properly completed surrender request. We will usually pay the Surrender Value within seven days after the day we receive a completed request form. However, we may suspend the right of withdrawal from the Separate Account or delay payment for withdrawals for more than seven days in the following circumstances:

(1) whenever the New York Stock Exchange ("NYSE") is closed (other than customary weekend and holiday closings);

(2) when trading on the NYSE is restricted or an emergency exists, as determined by the SEC, so that disposal of the Separate Account's investments or determination of Accumulation Unit Values is not reasonably practicable; or

(3) at any other time permitted by the SEC for your protection.

In addition, we may delay payment of the Surrender Value in the Fixed Account for up to 6 months or a shorter period if required by law. If we delay payment from the Fixed Account for more than 30 days, we will pay interest as required by applicable law.

You may withdraw amounts attributable to contributions made pursuant to a salary reduction agreement (in accordance with Section 403(b)(11) of the Tax Code) only in the following circumstances:

(1) when you attain age 59 1/2;

(2) when you terminate your employment with the plan sponsor;

(3) upon your death;

(4) upon your disability as defined in Section 72(m)(7) of the Tax Code; or

(5) in the case of hardship.

If you seek a hardship withdrawal, you may only withdraw amounts attributable to your Purchase Payments; you may not withdraw any earnings. These limitations on withdrawals apply to:

(1) salary reduction contributions made after December 31, 1988;

(2) income attributable to such contributions; and

(3) income attributable to amounts held as of December 31, 1988.

The limitations on withdrawals do not affect transfers between certain Qualified Plans. Additional restrictions and limitations may apply to distributions from any Qualified Plan. Tax penalties may also apply. You should seek tax advice regarding any withdrawals or distributions from Qualified Plans.

SUBSTANTIALLY EQUAL PERIODIC PAYMENTS. In general, earnings on annuities are taxable as ordinary income upon withdrawal. As described on page 32 below, a 10% tax penalty is imposed on certain "premature" payments under annuity contracts. The tax penalty applies to any payment received before age 59 1/2, to the extent it is includable in income and is not subject to an exception. The Tax Reform Act of 1986 clarified an exception to this tax penalty. This exception is known as "substantially equal periodic payments."

Generally, under this exception you may take "substantially equal periodic payments" before age 59 1/2 without incurring the tax penalty. These "payments" are withdrawals, as opposed to an annuitization of the Contract. Accordingly, you may need to pay a Withdrawal Charge, and withdrawals from the Fixed Account may be subject to a Market Value Adjustment.

To  qualify  for  this   exception,   the  payments   must  meet  the  following
requirements:

1) The payments must continue to the later of age 59 1/2 or for five years.

2) Payments must be established under one of the approved methods detailed by the IRS in IRS Notice 89-25.

3) You must have separated from service, if you purchased your Contract under a qualified retirement plan or tax sheltered annuity.

If you modify the payment stream in any way, except for reason of death or disability, you will lose the exception. Modification includes changing the amount or timing of the payments, or making additional Purchase Payments. Any subsequent periodic payment will be subject to the penalty tax, unless it qualifies for a different exception. In addition, in the year of the modification, you will be required to pay the penalty tax (plus interest) that you would have been required to pay on the earlier payments if this exception had not applied.

SYSTEMATIC WITHDRAWAL PROGRAM. If your Contract was issued in connection with a Non-Qualified Plan or IRA, you may participate in our Systematic Withdrawal Program. You must complete an enrollment form and send it to us. You must complete the withholding election section of the enrollment form before the systematic withdrawals will begin. You may choose withdrawal payments of a flat dollar amount, earnings, or a percentage of Purchase Payments. You may choose to receive systematic withdrawal payments on a monthly, quarterly, semi-annual, or annual basis. Systematic withdrawals will be deducted from your Subaccount and Fixed Account balances, excluding the Dollar Cost Averaging Fixed Account, on a pro rata basis.

Depending on fluctuations in the net asset value of the Subaccounts and the value of the Fixed Account, systematic withdrawals may reduce or even exhaust the Contract Value. The minimum amount of each systematic withdrawal is $50.

We will make systematic withdrawal payments to you or your designated payee. We may modify or suspend the Systematic Withdrawal Program and charge a processing fee for the service. If we modify or suspend the Systematic Withdrawal Program, existing systematic withdrawal payments will not be affected.

ERISA PLANS. A married participant may need spousal consent to receive a distribution from a Contract issued in connection with a Qualified Plan or a Non-Qualified Plan covered by to Title 1 of ERISA. You should consult an adviser.

MINIMUM CONTRACT VALUE. If as a result of withdrawals your Contract Value would be less than $500 and you have not made any Purchase Payments during the previous three full calendar years, we may terminate your Contract and distribute its Surrender Value to you. Before we do this, we will give you 60 days notice. We will not terminate your Contract on this ground if the Contract Value has fallen below $500 due to either a decline in Accumulation Unit Value or the imposition of fees and charges. In addition, in some states we are not permitted to terminate Contracts on this ground. Different rules may apply to Contracts issued in connection with Qualified Plans.

                                CONTRACT CHARGES

We assess charges under the Contract in three ways:

(1) as deductions from Contract Value for contract maintenance charges and for premium taxes, if applicable;

(2) as charges against the assets of the Separate Account for administrative expenses or for the assumption of mortality and expense risks; and

(3) as Withdrawal Charges (contingent deferred sales charges) subtracted from withdrawal and surrender payments.

In addition, certain deductions are made from the assets of the Portfolios for investment management fees and expenses. Those fees and expenses are summarized in the Fee Tables on pages 5, and described more fully in the Prospectuses and Statements of Additional Information for the Portfolios.

MORTALITY AND EXPENSE RISK CHARGE. We deduct a mortality and expense risk charge from each Subaccount during each Valuation Period. The mortality and expense risk charge is equal, on an annual basis, to 1.30% of the average net asset value of each Subaccount. The mortality risks arise from our contractual obligations:

(1) to make annuity payments after the Annuity Date for the life of the Annuitant(s);

(2) to waive the Withdrawal Charge upon your death; and

(3) to provide the Death Benefit prior to the Annuity Date. A detailed explanation of the Death Benefit may be found beginning on page 23 above.

The expense risk is that it may cost us more to administer the Contracts and the Separate Account than we receive from the contract maintenance charge and the administrative expense charge. We guarantee the mortality and expense risk charge and we cannot increase it. We assess the mortality and expense risk charge during both the Accumulation Period and the Annuity Period.

If you select the Enhanced Death Benefit Rider, your mortality and expense risk charge will be 1.50% of average net asset value of each Subaccount. We charge a higher mortality and expense risk charge for the Rider to compensate us for the additional risk that we accept by providing the Rider. We will calculate a separate Accumulation Unit Value for the base Contract, and for Contracts with the Rider, in order to reflect the difference in the mortality and expense risk charges.

ADMINISTRATIVE CHARGES.

CONTRACT MAINTENANCE CHARGE. We charge an annual contract maintenance charge of $35 on your Contract. The amount of this charge is guaranteed not to increase. This charge reimburses us for our expenses incurred in maintaining your Contract.

Before the Annuity Date, we assess the contract maintenance charge on each Contract Anniversary. To obtain payment of this charge, on a pro rata basis we will allocate this charge among the Subaccounts and the Fixed Account to which you have allocated your Contract Value, and redeem Accumulation Units and reduce your interest in the Fixed Account accordingly. We will waive this charge if you pay more than $50,000 in Purchase Payments or if you allocate all of your Contract Value to the Fixed Account. If you surrender your Contract, we will deduct the full $35 charge as of the date of surrender, unless your Contract qualifies for a waiver.

After the Annuity Date, we will subtract this charge in equal parts from each of your annuity payments. We will waive this charge if on the Annuity Date your Contract Value is $50,000 or more or if all of your annuity payments are Fixed Annuity payments.

ADMINISTRATIVE EXPENSE CHARGE. We deduct an administrative expense charge from each Subaccount during each Valuation Period. This charge is equal, on an annual basis, to 0.10% of the average net asset value of the Subaccounts. This charge is designed to compensate us for the cost of administering the Contracts and the Separate Account. The administrative expense charge is assessed during both the Accumulation Period and the Annuity Period.

TRANSFER FEE. We currently are waiving the transfer fee. The Contract, however, permits us to charge a transfer fee of $10 on the second and each subsequent transaction in each calendar month in which transfer(s) are effected between Subaccount(s) and/or the Fixed Account. We will notify you if we begin to charge this fee. We will not charge a transfer fee on transfers that are part of a Dollar Cost Averaging or Portfolio Rebalancing program.

The transfer fee will be deducted from Contract Value that remains in the Subaccount(s) or Fixed Account from which the transfer was made. If that amount is insufficient to pay the transfer fee, we will deduct the fee from the transferred amount.

SALES CHARGES.

WITHDRAWAL CHARGE. We may charge a Withdrawal Charge, which is a contingent deferred sales charge, upon certain withdrawals.

As a general rule, the Withdrawal Charge equals a percentage of Purchase Payments withdrawn that are: (a) less than eight years old; and (b) not eligible for a free withdrawal. The applicable percentage depends on how many years ago you made the Purchase Payment being withdrawn, as shown in this chart:

             CONTRIBUTION                WITHDRAWAL CHARGE
                 YEAR                        PERCENTAGE
---------------------------------------  ------------------
First..................................          8%
Second and Third.......................          7%
Fourth and Fifth.......................          6%
Sixth..................................          5%
Seventh................................          4%
Eighth.................................          3%
Ninth and later........................          0%

When we calculate the Withdrawal Charge, we do not take any applicable Market Value Adjustment into consideration.

We subtract the Withdrawal Charge from the Contract Value remaining after your withdrawal. As a result, the decrease in your Contract Value will be greater than the withdrawal amount requested and paid.

For purposes of determining the Withdrawal Charge, the Contract Value is deemed to be withdrawn in the following order:

FIRST.  Earnings -- the current Contract Value minus all Purchase  Payments that
have  not  previously  been  withdrawn;   Credit  Enhancements  are  treated  as
"earnings" for this purpose;

SECOND. "Old Purchase Payments" -- Purchase Payments received by us more than eight years before the date of withdrawal that have not been previously withdrawn;

THIRD. Any additional amounts available as a "Free Withdrawal," as described below;

FOURTH. "New Purchase Payments" -- Purchase Payments received by us less than eight years before the date of withdrawal. These Payments are deemed to be withdrawn on a first-in, first-out basis.

No Withdrawal Charge is applied in the following situations:

o  on annuitization;

o  the payment of a death benefit;

o  a free withdrawal amount, as described on this page;

o certain withdrawals for Contracts issued under 403(b) plans or 401 plans under our prototype as described on page 25 above;

o  withdrawals taken to satisfy IRS minimum distribution rules;

o withdrawals that qualify for one of the waiver benefits described on page 29 below; and

o withdrawals under Contracts issued to employees of Lincoln Benefit Life Company, Surety Life Insurance Company, and Allstate Financial Services, L.L.C. or to their spouses or minor children, if these individuals reside in the State of Nebraska.

We will never waive or eliminate a Withdrawal Charge where such waiver or elimination would be unfairly discriminatory to any person or where it is prohibited by state law.

We use the amounts obtained from the Withdrawal Charge to pay sales commissions and other promotional or distribution expenses associated with marketing the Contracts. To the extent that the Withdrawal Charge does not cover all sales commissions and other promotional or distribution expenses, we may use any of our corporate assets, including potential profit which may arise from the mortality and expense risk charge or any other charges or fee described above, to make up any difference.

Withdrawals may also be subject to tax penalties or income tax. The amount of your withdrawal may be affected by a Market Value Adjustment. Additional restrictions may apply to Contracts held in Qualified Plans. We outline the tax requirements applicable to withdrawals on page 31 below. You should consult your own tax counsel or other tax advisers regarding any withdrawals.

FREE WITHDRAWAL. Withdrawals of the following amounts are never subject to the Withdrawal Charge:

o In any Contract Year, the greater of: (a) earnings that have not previously been withdrawn; or (b) 15 percent of New Purchase Payments; and

o  Any Old Purchase Payments that have not been previously withdrawn.

Credit Enhancements are treated as earnings for purposes of determining the free withdrawal amount. However, even if you do not owe a Withdrawal Charge on a particular withdrawal, you may still owe taxes or penalty taxes, or be subject to a Market Value Adjustment. The tax treatment of withdrawals is summarized on page 31 below.

WAIVER BENEFITS

GENERAL. If approved in your state, we will offer the two waiver benefits described below. In general, if you qualify for one of these benefits, we will permit you to make one or more partial or full withdrawals without paying any otherwise applicable Withdrawal Charge or Market Value Adjustment. While we have summarized those benefits here, you should consult your Contract for the precise terms of the waiver benefits.

Some Qualified Plans may not permit you to utilize these benefits. Also, even if you do not need to pay our Withdrawal Charge because of these benefits, you still may be required to pay taxes or tax penalties on the amount withdrawn. You should consult your tax adviser to determine the effect of a withdrawal on your taxes.

CONFINEMENT WAIVER BENEFIT. Under this benefit, we will waive the Withdrawal Charge and Market Value Adjustment on all withdrawals under your Contract if the following conditions are satisfied:

(1) Any Contract owner or the Annuitant, if the Contract is owned by a company or other legal entity, is confined to a long term care facility or a hospital for at least 90 consecutive days. The insured must enter the long term care facility or hospital at least 30 days after the Issue Date;

(2) You request the withdrawal no later than 90 days following the end of the Insured's stay at the long term care facility or hospital. You must provide written proof of the stay with your withdrawal request; and

(3) A physician must have prescribed the stay and the stay must be medically necessary.

You may not claim this benefit if the physician prescribing the insured's stay in a long term care facility is the insured or a member of the insured's immediate family.

TERMINAL ILLNESS WAIVER BENEFIT. Under this benefit, we will waive any Withdrawal Charge and Market Value Adjustment on all withdrawals under your Contract if, at least 30 days after the Issue Date, you or the Annuitant are diagnosed with a terminal illness. We may require confirmation of the diagnosis as provided in the Contract.

WAIVER OF WITHDRAWAL CHARGE FOR CERTAIN QUALIFIED PLAN WITHDRAWALS. For Contracts issued under a Section 403(b) plan or a Section 401 plan under our prototype, we will waive the Withdrawal Charge when:

(1) the Annuitant becomes disabled (as defined in Section 72(m)(7)) of the Tax Code;

(2) the Annuitant reaches age 59 1/2 and at least 5 Contract Years have passed since the Contract was issued;

(3) at least 15 Contract Years have passed since the Contract was issued.

Our prototype is a Section 401 Defined Contribution Qualified Retirement plan. This plan may be established as a Money Purchase plan, a Profit Sharing plan, or a paired plan (Money Purchase and Profit Sharing). For more information about our prototype plan, call us at 1-800-525-9287.

PREMIUM TAXES. We will charge premium taxes or other state or local taxes against the Contract Value, including Contract Value that results from amounts transferred from existing policies (Section 1035 exchange) issued by us or other insurance companies. Some states assess premium taxes when Purchase Payments are made; others assess premium taxes when annuity payments begin. We will deduct any applicable premium taxes upon full surrender, death, or annuitization. Premium taxes generally range from 0% to 3.5%.

DEDUCTION FOR SEPARATE ACCOUNT INCOME TAXES. We are not currently maintaining a provision for taxes. In the future, however, we may establish a provision for taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account. We will deduct for any taxes we incur as a result of the operation of the Separate Account, whether or not we previously made a provision for taxes and whether or not it was sufficient. Our status under the Tax Code is briefly described in the Statement of Additional Information.

OTHER EXPENSES. You indirectly bear the charges and expenses of the Portfolios whose shares are held by the Subaccounts to which you allocate your Contract Value. For a summary of current estimates of those charges and expenses, see pages 5-8 above. For more detailed information about those charges and expenses, please refer to the prospectuses for the appropriate Portfolios. We may receive compensation from the investment advisers or administrators of the Portfolios in connection with administrative service and cost savings experienced by the investment advisers or administrators.

                               FEDERAL TAX MATTERS

INTRODUCTION

THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. ONLY FEDERAL INCOME TAX ISSUES ARE ADDRESSED. LINCOLN BENEFIT MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT. Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences of your individual circumstances, you should consult a competent tax adviser.

TAXATION OF ANNUITIES IN GENERAL

TAX DEFERRAL. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where:

(1)  the owner is a natural person,
(2) the investments of the Separate Account are "adequately diversified" according to Treasury Department regulations, and
(3) Lincoln Benefit is considered the owner of the Separate Account assets for federal income tax purposes.

Non-natural Owners. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. Any increase in the value of such contracts is taxed as ordinary income received or accrued by the owner during the taxable year. Please see the Statement of Additional Information for a discussion of several exceptions to the general rule for contracts owned by non-natural persons.

Diversification Requirements. For a contract to be treated as an annuity for federal income tax purposes, the investments in the Separate Account must be "adequately diversified" consistent with standards under Treasury Department regulations. If the investments in the Separate Account are not adequately diversified, the Contract will not be treated as an annuity contract for federal income tax purposes. As a result, the income on the Contract will be taxed as ordinary income received or accrued by the owner during the taxable year. Although Lincoln Benefit does not have control over the Portfolios or their investments, we expect the Portfolios to meet the diversification requirements.

Ownership Treatment. The IRS has stated that you will be considered the owner of Separate Account assets if you possess incidents of ownership in those assets, such as the ability to exercise investment control over the assets. At the time the diversification regulations were issued, the Treasury Department announced that the regulations do not provide guidance concerning circumstances in which investor control of the Separate Account investments may cause an investor to be treated as the owner of the Separate Account. The Treasury Department also stated that future guidance would be issued regarding the extent that owners could direct sub-account investments without being treated as owners of the underlying assets of the Separate Account.

Your rights under this contract are different than those described by the IRS in rulings in which it found that contract owners were not owners of Separate
Account assets. For example, you have the choice to allocate premiums and contract values among more investment options. Also, you may be able to transfer among investment options more frequently than in such rulings. These differences could result in you being treated as the owner of the Separate Account. If this occurs, income and gain from the Separate Account assets would be includable in your gross income. Lincoln Benefit does not know what standards will be set forth in any regulations or rulings which the Treasury Department may issue. It is possible that future standards announced by the Treasury Department could adversely affect the tax treatment of your contract. We reserve the right to modify the Contract as necessary to attempt to prevent you from being considered the federal tax owner of the assets of the Separate Account. However, we make no guarantee that such modification to the Contract will be successful.

Taxation of Partial and Full Withdrawals. If you make a partial withdrawal under a non-qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. The investment in the Contract is the gross premium paid for the Contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. Credit Enhancements provided under a Contract are not treated as Purchase Payments and therefore do not increase your investment in the Contract. If you make a partial withdrawal under a qualified Contract, the portion of the payment that bears the same ratio to the total payment that the investment in the contract (i.e., nondeductible IRA contributions, after tax contributions to qualified plans) bears to the contract value, is excluded from your income. You should contact a competent tax advisor with respect to the potential tax consequences of a Market Value Adjustment, as no definitive guidance exists on the proper tax treatment of Market Value Adjustments. If you make a full withdrawal under a non-qualified Contract or a qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the contract.

"Nonqualified distributions" from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions. "Qualified distributions" from Roth IRAs are not included in gross income. "Qualified distributions" are any distributions made more than five taxable years after the taxable year of the first contribution to any Roth IRA and which are:

o  made on or after  the  date the  individual  attains  age 59 1/2,
o  made to a beneficiary after the owner's death,
o  attributable to the owner being disabled, or
o for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).

If you transfer a nonqualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract value and the investment in the Contract at the time of transfer. Except for certain qualified contracts, any amount you receive as a loan under a Contract, and any assignment or pledge (or agreement to assign or pledge) of the Contract Value is treated as a withdrawal of such amount or portion.

Taxation of Annuity Payments. Generally, the rule for income taxation of annuity payments received from a nonqualified Contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. If you elect variable annuity payments, the amount excluded from taxable income is determined by dividing the investment in the Contract by the total number of expected payments. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. If you die, and annuity payments cease before the total amount of the investment in the contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.

Taxation of Annuity Death Benefits. Death of an owner, or death of the annuitant if the Contract is owned by a non-natural person, will cause a distribution of Death Benefits from a Contract. Generally, such amounts are included in income as follows:

(1) if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal, or
(2) if distributed under an annuity option, the amounts are taxed in the same manner as an annuity payment. Unlike some other assets, a holder's basis for an annuity is not increased or decreased to the fair market value of the Contract on the date of death. Please see the Statement of

     Additional Information for more detail on distribution at death requirements.

Penalty Tax on Premature Distributions. A 10% penalty tax applies to the taxable amount of any premature distribution from a nonqualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59 1/2. However, no penalty tax is incurred on distributions:

(1)  made on or after the date the owner attains age 59 1/2;
(2)  made as a result of the owner's death or disability;
(3) made in substantially equal periodic payments over the owner's life or life expectancy;
(4)  made under an immediate annuity; or
(5)  attributable  to investment in the contract before August 14, 1982.

You should consult a competent tax advisor to determine if any other exceptions to the penalty apply to your situation. Similar exceptions may apply to distributions from qualified Contracts.

Aggregation of Annuity Contracts. All non-qualified deferred annuity contracts issued by Lincoln Benefit (or its affiliates) to the same owner during any calendar year will be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.

Tax Qualified Contracts

Contracts may be used as investments with certain Qualified Plans such as:

o Individual Retirement Annuities or Accounts (IRAs) under Section 408 of the Code;
o Roth IRAs under Section 408A of the Code;
o Simplified  Employee Pension Plans under  Section  408(k) of the Code;
o Savings Incentive Match Plans for Employees (SIMPLE) Plans under Section 408(p) of the Code;
o Tax  Sheltered Annuities  under  Section  403(b) of the Code;
o Corporate  and Self  Employed Pension  and  Profit  Sharing  Plans;  and
o State and Local Government and Tax-Exempt Organization Deferred Compensation Plans.

In the case of certain Qualified Plans, the terms of the plans may govern the right to benefits, regardless of the terms of the Contract.

Restrictions Under Section 403(b) Plans. Section 403(b) of the Tax Code provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Under Section 403(b), any Contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee:

o        attains age 59 1/2,
o        separates from service,
o        dies,
o        becomes disabled, or
o on account of hardship (earnings on salary reduction contributions may not be distributed on the account of hardship).

These limitations do not apply to withdrawals where Lincoln Benefit is directed to transfer some or all of the Contract Value to another 403(b) plan.

Income Tax Withholding

Lincoln Benefit is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless you elect to make a "direct rollover" of such amounts to another qualified plan or IRA. Eligible rollover distributions generally include all distributions from qualified Contracts, excluding IRAs, with the exception of:

  o   required minimum distributions, or
  o a series of substantially equal periodic payments made over a period of at least 10 years, or,
  o   over the life (joint lives) of the participant (and beneficiary).

Lincoln Benefit may be required to withhold federal and state income taxes on any distributions from either non-qualified or qualified Contracts that are not eligible rollover distributions unless you notify us of your election to not have taxes withheld.

                      DESCRIPTION OF LINCOLN BENEFIT LIFE
                        COMPANY AND THE SEPARATE ACCOUNT

LINCOLN BENEFIT LIFE COMPANY. Lincoln Benefit Life Company is a stock life insurance company organized under the laws of the state of Nebraska in 1938. Our legal domicile and principal business address is 2940 South 84th Street, Lincoln, Nebraska, 68506-4142. Lincoln Benefit is a wholly owned subsidiary of Allstate Life Insurance Company ("Allstate Life" or "ALIC"), a stock life insurance company incorporated under the laws of the State of Illinois. Allstate Life is a wholly owned subsidiary of Allstate Insurance Company ("AIC"), a stock property-liability insurance company incorporated under the laws of Illinois. All outstanding capital stock of Allstate is owned by The Allstate Corporation ("Allstate").

We are authorized to conduct life insurance and annuity business in the District of Columbia, Guam, U.S. Virgin Islands and all states except New York. We intend to market the Contract everywhere we conduct variable annuity business. The Contracts offered by this prospectus are issued by us and will be funded in the Separate Account and/or the Fixed Account.

Under our reinsurance agreements with Allstate Life, substantially all contract related transactions are transferred to Allstate Life. Through our reinsurance agreements with Allstate Life, substantially all of the assets backing our reinsured liabilities are owned by Allstate Life. These assets represent our general account and are invested and managed by Allstate Life. Accordingly, the results of operations with respect to applications received and contracts issued by Lincoln Benefit are not reflected in our consolidated financial statements. The amounts reflected in our consolidated financial statements relate only to the investment of those assets of Lincoln Benefit that are not transferred to Allstate Life under the reinsurance agreements. While the reinsurance agreements provide us with financial backing from Allstate Life, it does not create a direct contractual relationship between Allstate Life and you.

Under the Company's reinsurance agreements with ALIC, the Company reinsures all reserve liabilities with ALIC except for variable contracts. The Company's variable contract assets and liabilities are held in legally-segregated, unitized Separate Accounts and are retained by the Company. However, the transactions related to such variable contracts such as premiums, expenses and benefits are transferred to ALIC.

Lincoln Benefit is highly rated by independent agencies, including A.M. Best, Moody's, and Standard & Poor's. These ratings are based on our reinsurance agreement with Allstate Life, and reflect financial soundness and strong operating performance. The ratings are not intended to reflect the financial strength or investment experience of the Separate Account. We may from time to time advertise these ratings in our sales literature.

SEPARATE ACCOUNT. Lincoln Benefit Life Variable Annuity Account was originally established in 1992, as a segregated asset account of Lincoln Benefit. The Separate Account meets the definition of a "separate account" under the federal securities laws and is registered with the SEC as a unit investment trust under the Investment Company Act of 1940. The SEC does not supervise the management of the Separate Account or Lincoln Benefit.

We own the assets of the Separate Account, but we hold them separate from our other assets. To the extent that these assets are attributable to the Contract Value of the Contracts offered by this prospectus, these assets are not chargeable with liabilities arising out of any other business we may conduct. Income, gains, and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains, or losses. Our obligations arising under the Contracts are general corporate obligations of Lincoln Benefit.

The Separate Account is divided into Subaccounts. The assets of each Subaccount are invested in the shares of one of the Portfolios. We do not guarantee the investment performance of the Separate Account, its Subaccounts or the Portfolios. Values allocated to the Separate Account and the amount of Variable Annuity payments will rise and fall with the values of shares of the Portfolios and are also reduced by Contract charges. We may also use the Separate Account to fund our other annuity contracts. We will account separately for each type of annuity contract funded by the Separate Account.

We have included additional information about the Separate Account in the Statement of Additional Information. You may obtain a copy of the Statement of Additional Information by writing to us or calling us at 1-800-525-9287. We have reproduced the Table of Contents of the Statement of Additional Information on page 35 below.

STATE REGULATION OF LINCOLN BENEFIT. We are subject to the laws of Nebraska and regulated by the Nebraska Department of Insurance. Every year we file an annual statement with the Department of Insurance covering our operations for the previous year and our financial condition as of the end of the year. We are inspected periodically by the Department of Insurance to verify our contract liabilities and reserves. We also are examined periodically by the NAIC. Our books and records are subject to review by the Department of Insurance at all times. We are also subject to regulation under the insurance laws of every jurisdiction in which we operate.

                                 ADMINISTRATION

We have primary responsibility for all administration of the Contracts and the Separate Account. Our mailing address is P.O. Box 82532, Lincoln, Nebraska 68501-2532.

We provide the following administrative services, among others: issuance of the Contracts; maintenance of Contract Owner records; Contract Owner services; calculation of unit values; maintenance of the Separate Account; and preparation of Contract Owner reports.

We will send you Contract statements and transaction confirmations at least quarterly. You should notify us promptly in writing of any address change. You should read your statements and confirmations carefully and verify their accuracy. You should contact us promptly if you have a question about a periodic statement. We will investigate all complaints and make any necessary adjustments retroactively, but you must notify us of a potential error within a reasonable time after the date of the questioned statement. If you wait too long, we will make the adjustment as of the date that we receive notice of the potential error.

We will also provide you with additional periodic and other reports, information and prospectuses as may be required by federal securities laws.

                             MARKET TIMING AND ASSET
                               ALLOCATION SERVICES

Certain third parties offer market timing and asset allocation services in connection with the Contracts. In certain situations, we will honor transfer instructions from third party market timing and asset allocation services if they comply with our administrative systems, rules and procedures, which we may modify at any time. PLEASE NOTE that fees and charges assessed for third party market timing and asset allocation services are separate and distinct from the Contract fees and charges set forth herein. We neither recommend nor discourage the use of market timing and asset allocation services.

                            DISTRIBUTION OF CONTRACTS

The Contracts described in this prospectus are sold by registered representatives of broker-dealers who are our licensed insurance agents, either individually or through an incorporated insurance agency. Commissions paid to broker-dealers may vary, but we estimate that the total commissions paid on all Contract sales will not exceed 5.5% of all Purchase Payments (on a present value basis). From time to time, we may offer additional sales incentives of up to 1% of Purchase Payments and other cash bonuses to broker-dealers who maintain certain sales volume levels. We do not pay commission on Contract sales to our employees, employees of Surety Life Insurance Company, and Allstate Financial Services L.L.C. or their spouses or minor children, if these individuals reside in the State of Nebraska.

ALFS, Inc. ("ALFS") located at 3100 Sanders Road, Northbrook, IL 60062-7154 serves as distributor of the Contracts. ALFS, an affiliate of Lincoln Benefit, is a wholly owned subsidiary of Allstate Life Insurance Company. ALFS is a registered broker dealer under the Securities and Exchange Act of 1934, as amended, and is a member of the National Association of Securities Dealers, Inc.

Lincoln Benefit does not pay ALFS a commission for distribution of the Contracts. The underwriting agreement with ALFS provides that we will reimburse ALFS for expenses incurred in distributing the Contracts, including liability arising out of services we provide on the Contracts.

                                LEGAL PROCEEDINGS

There are no pending legal proceedings affecting the Separate Account. Lincoln Benefit and its subsidiaries are engaged in routine law suits which, in our management's judgment, are not of material importance to their respective total assets or material with respect to the Separate Account.

                                  LEGAL MATTERS

All matters of Nebraska law pertaining to the Contract, including the validity of the Contract and our right to issue the Contract under Nebraska law, have been passed upon by Carol S. Watson, Senior Vice President, General Counsel, and Secretary of Lincoln Benefit. Legal matters relating to the federal securities laws in connection with the Contracts described in this prospectus are being passed upon by the law firm of Jorden Burt Boros Cicchetti Berenson & Johnson, 1025 Thomas Jefferson St., East Lobby-Suite 400, Washington, D.C. 20007-0805.


                       ANNUAL REPORTS AND OTHER DOCUMENTS

Lincoln Benefit's annual report on Form 10-K for the year ended December 31, 1999 is incorporated herein by reference, which means that it is legally a part of this prospectus.

After the date of this prospectus and before we terminate the offering of the securities under this prospectus, all documents or reports we file with the SEC under the Exchange Act of 1934 are also incorporated herein by reference, which means that they also legally become a part of this prospectus.

Statements in this prospectus, or in documents that we file later with the SEC and that legally become a part of this prospectus, may change or supersede statement in other documents that are legally part of this prospectus.

We file our Exchange Act documents and reports, including our annual and quarterly reports on Form 10-K and Form 10-Q electronically on the SEC's "EDGAR" system using the identifying number CIK No. 0000910739. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You also can view these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For more information on the operations of SEC's Public Reference Room, call 1-800-SEC-0330.

If you have received a copy of this prospectus, and would like a free copy of any document incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents), please write or call us at Lincoln Benefit Life Company, 2940 South 84th Street, Lincoln, Nebraska 68516 or 1-800-525-9287.

                             REGISTRATION STATEMENT

We have filed a registration statement with the SEC, under the Securities Act of 1933 as amended, with respect to the Contracts offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits filed as part of the registration statement. You should refer to the registration statement and the exhibits for further information concerning the Separate Account, Lincoln Benefit, and the Contracts. The descriptions in this prospectus of the Contracts and other legal instruments are summaries. You should refer to those instruments as filed for the precise terms of those instruments. You may inspect and obtain copies of the registration statement as described on the cover page of this prospectus.

          TABLE OF CONTENTS OF STATEMENT OF
               ADDITIONAL INFORMATION

The Contract....................................................S-2
    Annuity Payments............................................S-2
    Initial Monthly Annuity Payment.............................S-2
    Subsequent Monthly Payments.................................S-2
    Transfers After Annuity Date................................S-2
    Annuity Unit Value..........................................S-3
    Illustrative Example of Unit Value Calculation..............S-3
    Illustrative Example of Variable Annuity Payments...........S-4
Additional Federal Income Tax Information.......................S-4
    Introduction................................................S-4
    Taxation of Lincoln Benefit Life Company....................S-4
    Exceptions to the Non-natural Owner Rule....................S-5
    IRS Required Distribution at Death Rules....................S-5
    Qualified Plans.............................................S-5
    Types of Qualified Plans....................................S-5

Separate Account Performance....................................S-6

Experts.........................................................S-12

Financial Statements............................................S-12

                (This page has been left blank intentionally.)

INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND SHAREHOLDER
OF LINCOLN BENEFIT LIFE COMPANY:

We have audited the accompanying Consolidated Statements of Financial Position of Lincoln Benefit Life Company and subsidiary (the "Company", an affiliate of The Allstate Corporation) as of December 31, 1999 and 1998, and the related Consolidated Statements of Operations and Comprehensive Income, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1999. Our audits also included Schedule IV - Reinsurance. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles. Also, in our opinion, Schedule IV - Reinsurance, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/ Deloitte & Touche LLP

Chicago, Illinois
February 25, 2000

                          LINCOLN BENEFIT LIFE COMPANY
                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                        DECEMBER 31,
                                                                --------------------------
                                                                   1999            1998
                                                                -----------    -----------
($ in thousands, except par value)

ASSETS
Investments
     Fixed income securities, at fair value
       (amortized cost $158,747 and $149,898)                   $   157,218    $   158,984
     Short-term                                                       1,919          3,675
                                                                -----------    -----------
          Total investments                                         159,137        162,659

Cash                                                                  1,110          1,735
Reinsurance recoverable from
     Allstate Life Insurance Company                              7,539,995      6,938,717
Reinsurance recoverables from non-affiliates                        260,324        199,997
Other assets                                                          4,447         12,286
Separate Accounts                                                 1,411,996        763,416
                                                                -----------    -----------
     TOTAL ASSETS                                               $ 9,377,009    $ 8,078,810
                                                                ===========    ===========

LIABILITIES
Reserve for life-contingent contract benefits                   $   419,117    $   346,974
Contractholder funds                                              7,369,664      6,785,070
Current income taxes payable                                          3,401          3,659
Deferred income taxes                                                   745          5,546
Payable to affiliates, net                                           12,723         10,536
Other liabilities and accrued expenses                                1,528          3,831
Separate Accounts                                                 1,411,996        763,416
                                                                -----------    -----------
          TOTAL LIABILITIES                                       9,219,174      7,919,032
                                                                -----------    -----------

COMMITMENTS AND CONTINGENT LIABILITIES  (NOTE 12)

SHAREHOLDER'S EQUITY
Common stock, $100 par value, 30,000 shares
  authorized, 25,000 issued and outstanding                           2,500          2,500
Additional capital paid-in                                          116,750        116,750
Retained income                                                      39,579         34,622
Accumulated other comprehensive (loss) income:
     Unrealized net capital (losses) gains                             (994)         5,906
                                                                -----------    -----------
          TOTAL ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME          (994)         5,906
                                                                -----------    -----------
          TOTAL SHAREHOLDER'S EQUITY                                157,835        159,778
                                                                -----------    -----------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY            $ 9,377,009    $ 8,078,810
                                                                ===========    ===========


See notes to consolidated financial statements.

                          LINCOLN BENEFIT LIFE COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME

                                                         YEAR ENDED DECEMBER 31,
                                                    -------------------------------
($ in thousands)                                      1999        1998       1997
                                                    --------    --------   --------
REVENUES
Net investment income                               $ 10,740    $ 10,078   $ 10,067
Realized capital gains and losses                       (913)        134         17
Other (expense) income                                (2,311)        162        503
                                                    --------    --------   --------

INCOME FROM OPERATIONS
  BEFORE INCOME TAX EXPENSE                            7,516      10,374     10,587
Income tax expense                                     2,559       3,704      3,735
                                                    --------    --------   --------

NET INCOME                                             4,957       6,670      6,852
                                                    --------    --------   --------

OTHER COMPREHENSIVE (LOSS) INCOME, AFTER TAX
Change in unrealized net capital gains and losses     (6,900)      1,774      2,331
                                                    --------    --------   --------

COMPREHENSIVE (LOSS) INCOME                         $ (1,943)   $  8,444   $  9,183
                                                    ========    ========   ========


See notes to consolidated financial statements.

                          LINCOLN BENEFIT LIFE COMPANY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                                            DECEMBER 31,
                                                ----------------------------------
($ in thousands)                                   1999         1998        1997
                                                ---------    ---------   ---------
COMMON STOCK                                    $   2,500    $   2,500   $   2,500
                                                ---------    ---------   ---------

ADDITIONAL CAPITAL PAID-IN                      $ 116,750    $ 116,750   $ 116,750
                                                ---------    ---------   ---------

RETAINED INCOME
Balance, beginning of year                      $  34,622    $  27,952   $  21,110
Net income                                          4,957        6,670       6,852
Dividend-in-kind                                        -            -         (10)
                                                ---------    ---------   ---------
Balance, end of year                               39,579       34,622      27,952
                                                ---------    ---------   ---------

ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
Balance, beginning of year                      $   5,906    $   4,132   $   1,801
Change in unrealized net capital gains
  and losses                                       (6,900)       1,774       2,331
                                                ---------    ---------   ---------
Balance, end of year                                 (994)       5,906       4,132
                                                ---------    ---------   ---------

     TOTAL SHAREHOLDER'S EQUITY                 $ 157,835    $ 159,778   $ 151,334
                                                =========    =========   =========


See notes to consolidated financial statements.

                          LINCOLN BENEFIT LIFE COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                           --------------------------------
($ in thousands)                                             1999        1998        1997
                                                           --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                 $  4,957    $  6,670    $  6,852
Adjustments to reconcile net income to net cash
  provided by operating activities
     Depreciation, amortization and other non-cash items     (5,313)          2          20
     Realized capital gains and losses                          913        (134)        (17)
     Changes in:
          Life-contingent contract benefits and
            contractholder funds                             (4,868)      1,394         427
          Income taxes payable                               (1,343)      2,973        (381)
          Other operating assets and liabilities             11,344      (2,867)     (4,606)
                                                           --------    --------    --------
               Net cash provided by operating activities      5,690       8,038       2,295
                                                           --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
Fixed income securities
     Proceeds from sales                                     17,760           -           -
     Investment collections                                  13,580      10,710      11,980
     Investments purchases                                  (39,723)    (18,587)    (18,307)
Change in short-term investments, net                         2,068      (2,646)        840
                                                           --------    --------    --------
          Net cash used in investing activities              (6,315)    (10,523)     (5,487)
                                                           --------    --------    --------

NET DECREASE IN CASH                                           (625)     (2,485)     (3,192)
CASH AT THE BEGINNING OF YEAR                                 1,735       4,220       7,412
                                                           --------    --------    --------
CASH AT END OF YEAR                                        $  1,110    $  1,735    $  4,220
                                                           ========    ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Noncash financing activity
     Dividend-in-kind to Allstate Life Insurance Company   $      -    $      -    $    (10)
                                                           ========    ========    ========


See notes to consolidated financial statements.

                          LINCOLN BENEFIT LIFE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                ($ IN THOUSANDS)

1.   GENERAL

BASIS OF PRESENTATION
The accompanying consolidated financial statements include the accounts of Lincoln Benefit Life Company ("LBL") and its wholly owned subsidiary, AFD, Inc. (formerly Allstate Financial Distributors, Inc), a registered broker-dealer, (collectively, the "Company"). LBL is a wholly owned subsidiary of Allstate Life Insurance Company ("ALIC"), which is wholly owned by Allstate Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate Corporation (the "Corporation"). These consolidated financial statements have been prepared in conformity with generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated.

To conform with the 1999 presentation, certain amounts in the prior years' financial statements and notes have been reclassified.

NATURE OF OPERATIONS
The Company markets a broad line of life insurance and savings products primarily through independent insurance agents and brokers. Life insurance consists of traditional products, including term and whole life, interest-sensitive life, immediate annuities with life contingencies, variable life and indexed life insurance. Savings products include deferred annuities and immediate annuities without life contingencies. Deferred annuities include fixed rate, market value adjusted, indexed and variable annuities. In 1999, annuity premiums and deposits represented 80.9% of the Company's total statutory premiums and deposits.

Annuity contracts and life insurance policies issued by the Company are subject to discretionary surrender or withdrawal by customers, subject to applicable surrender charges. These policies and contracts are reinsured primarily with ALIC (see Note 3), which invests premiums and deposits to provide cash flows that will be used to fund future benefits and expenses.

The Company monitors economic and regulatory developments which have the potential to impact its business. Recently enacted federal legislation will allow for banks and other financial organizations to have greater participation in the securities and insurance businesses. This legislation may present an increased level of competition for sales of the Company's products. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes which lessen these incentives are likely to negatively impact the demand for these products.

Additionally, traditional demutualizations of mutual insurance companies and enacted and pending state legislation to permit mutual insurance companies to convert to a hybrid structure known as a mutual holding company could have a number of significant effects on the Company by (1) increasing industry competition through consolidation caused by mergers and acquisitions related to the new corporate form of business; and (2) increasing competition in the capital markets.

The Company is authorized to sell life and savings products in all states except New York, as well as in the District of Columbia, Guam and the U.S. Virgin Islands. The top geographic locations for statutory premiums and deposits for the Company were California, Florida, Wisconsin, Pennsylvania and Illinois for the year ended December 31, 1999. No other jurisdiction accounted for more than 5% of statutory premiums and deposits. All premiums and deposits are ceded under reinsurance agreements.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS
Fixed income securities include bonds and mortgage-backed securities. All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The difference between amortized cost and fair value, net of deferred income taxes, is reflected as a component of shareholder's equity. Provisions are recognized for declines in the value of fixed income securities that are other than temporary. Such writedowns are included in realized capital gains and losses. Short-term investments are carried at cost or amortized cost which approximates fair value.

                          LINCOLN BENEFIT LIFE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                ($ IN THOUSANDS)


Investment income consists primarily of interest and short-term investment dividends. Interest is recognized on an accrual basis and dividends are recorded at the ex-dividend date. Interest income on mortgaged-backed securities is determined on the effective yield method, based on the estimated principal repayments. Accrual of income is suspended for fixed income securities that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis.

REINSURANCE RECOVERABLE
The Company has reinsurance agreements whereby all premiums, contract charges, credited interest, policy benefits and certain expenses are ceded. Such amounts are reflected net of such reinsurance in the consolidated statements of operations and comprehensive income. Investment income earned on the assets which support contractholder funds and the reserve for life-contingent contract benefits is not included in the Company's consolidated financial statements as those assets are owned and managed under terms of the reinsurance agreements. Reinsurance recoverable and the related reserve for life-contingent contract benefits and contractholder funds are reported separately in the consolidated statements of financial position. The Company continues to have primary liability as the direct insurer for risks reinsured.

RECOGNITION OF INSURANCE REVENUE AND RELATED BENEFITS AND INTEREST CREDITED Traditional life insurance products consist principally of products with fixed and guaranteed premiums and benefits, primarily term and whole life insurance products and certain annuities with life contingencies. Premiums from these products are recognized as revenue when due. Benefits are recognized in relation to such revenue so as to result in the recognition of profits over the life of the policy and are reflected in contract benefits.

Interest-sensitive life contracts are insurance contracts whose terms are not fixed and guaranteed. The terms that may be changed include premiums paid by the contractholder, interest credited to the contractholder account balance and one or more amounts assessed against the contractholder. Premiums from these contracts are reported as deposits to contractholder funds. Contract charge revenue consists of fees assessed against the contractholder account balance for cost of insurance (mortality risk), contract administration and surrender charges. Contract benefits include interest credited to contracts and claims incurred in excess of related contractholder account balance.

Limited payment contracts, a type of immediate annuity with life contingencies and single premium life contract, are contracts that provide insurance protection over a contract period that extends beyond the period in which premiums are collected. Gross premiums in excess of the net premium on limited payment contracts are deferred and recognized over the contract period. Contract benefits are recognized in relation to such revenues so as to result in the recognition of profits over the life of the policy.

Contracts that do not subject the Company to significant risk arising from mortality or morbidity are referred to as investment contracts. Fixed rate annuities, market value adjusted annuities, indexed annuities and immediate annuities without life contingencies are considered investment contracts. Deposits received for such contracts are reported as deposits to contractholder funds. Contract charge revenue for investment contracts consists of charges assessed against the contractholder account balance for contract administration and surrenders. Contract benefits include interest credited and claims incurred in excess of the related contractholder account balance.

Crediting rates for fixed rate annuities and interest-sensitive life contracts are adjusted periodically by the Company to reflect current market conditions. Crediting rates for indexed annuities and indexed life products are based on an interest rate index, such as LIBOR or an equity index, such as the S&P 500.

Investment contracts also include variable annuity and variable life contracts which are sold as Separate Accounts products. The assets supporting these products are legally segregated and available only to settle Separate Accounts contract obligations. Deposits received are reported as Separate Accounts liabilities. The Company's contract charge revenue for these contracts consists of charges assessed against the Separate Accounts fund balances for contract maintenance, administration, mortality, expense and surrenders.

All premiums, contract charges, contract benefits and interest credited are reinsured.

                          LINCOLN BENEFIT LIFE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                ($ IN THOUSANDS)

INCOME TAXES
The income tax provision is calculated under the liability method and presented net of reinsurance. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates. Deferred income taxes arise primarily from unrealized capital gains or losses on fixed income securities carried at fair value and differences in the tax bases of investments.

SEPARATE ACCOUNTS
The Company issues deferred variable annuity and variable life contracts, the assets and liabilities of which are legally segregated and recorded as assets and liabilities of the Separate Accounts. Absent any contract provisions wherein the Company contractually guarantees either a minimum return or account value to the beneficiaries of the contractholders in the form of a death benefit, the contractholders bear the investment risk that the Separate Accounts' funds may not meet their stated objectives.

The assets of the Separate Accounts are carried at fair value. Separate Accounts liabilities represent the contractholders' claim to the related assets and are carried at the fair value of the assets. In the event that the asset value of certain contractholder accounts are projected to be below the value guaranteed by the Company, a liability is established through a charge to the earnings. Investment income and realized capital gains and losses of the Separate Accounts accrue directly to the contractholders and therefore, are not included in the Company's consolidated statements of operations and comprehensive income. Revenues to the Company from Separate Accounts consist of contract maintenance and administration fees, and mortality, surrender and expense charges.

RESERVE FOR LIFE-CONTINGENT CONTRACT BENEFITS
The reserve for life-contingent contract benefits, which relates to traditional life insurance, immediate annuities with life contingencies and certain variable annuity contract guarantees, is computed on the basis of assumptions as to mortality, future investment yields, terminations and expenses at the time the policy is issued. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. Detailed reserve assumptions and reserve interest rates are outlined in Note 6.

CONTRACTHOLDER FUNDS
Contractholder funds arise from the issuance of interest-sensitive life and certain investment contracts. Deposits received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received, net of commissions, and interest credited to the benefit of the contractholder less withdrawals, mortality charges and administrative expenses. Detailed information on crediting rates and surrender and withdrawal protection on contractholder funds are outlined in Note 6.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARDS
In 1999, the Company adopted Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." The SOP provides guidance concerning when to recognize a liability for insurance-related assessments and how those liabilities should be measured. Specifically, insurance-related assessments should be recognized as liabilities when all of the following criteria have been met: 1) an assessment has been imposed or it is probable that an assessment will be imposed, 2) the event obligating an entity to pay an assessment has occurred and 3) the amount of the assessment can be reasonably estimated. Adoption of this statement was not material to the Company's results of operations or financial position.

                          LINCOLN BENEFIT LIFE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                ($ IN THOUSANDS)



3.   RELATED PARTY TRANSACTIONS

REINSURANCE
The Company has reinsurance agreements whereby certain premiums, contract charges, credited interest, policy benefits and expenses are ceded to ALIC, and reflected net of such reinsurance in the consolidated statements of operations and comprehensive income. Reinsurance recoverable and the related reserve for life-contingent contract benefits and contractholder funds are reported separately in the consolidated statements of financial position. The Company continues to have primary liability as the direct insurer for risks reinsured.

Investment income earned on the assets which support contractholder funds and the reserve for life-contingent contract benefits are not included in the Company's consolidated financial statements as those assets are owned and managed under terms of the reinsurance agreements. The following amounts were ceded to ALIC under reinsurance agreements.

                                                    YEAR ENDED DECEMBER 31,
                                                ------------------------------
($ in thousands)                                  1999       1998       1997
                                                --------   --------   --------
Premiums                                        $ 60,451   $ 30,811   $ 34,834
Contract charges                                 127,403    106,158     87,061
Credited interest, policy benefits, and other
  expenses                                       684,704    624,620    533,369

BUSINESS OPERATIONS The Company utilizes services provided by AIC and ALIC and business facilities owned or leased, and operated by AIC in conducting its business activities. The Company reimburses AIC and ALIC for the operating expenses incurred on behalf of the Company. The Company is charged for the cost of these operating expenses based on the level of services provided. Operating expenses, including compensation and retirement and other benefit programs, allocated to the Company were $26,418, $45,940 and $34,947 in 1999, 1998 and 1997, respectively. Of these costs, the Company retains investment related expenses. All other costs are ceded to ALIC under reinsurance agreements.

4.   INVESTMENTS

FAIR VALUES
The amortized cost, gross unrealized gains and losses, and fair value for fixed income securities are as follows:

                                                   GROSS UNREALIZED
                                                  ------------------
                                     AMORTIZED                            FAIR
                                        COST       GAINS     LOSSES       VALUE
                                     ---------    -------   --------    --------
AT DECEMBER 31, 1999
U.S. government and agencies         $  11,849    $   606   $    (30)  $  12,425
Corporate                               95,036        439     (3,282)     92,193
Municipal                               10,625         78       (108)     10,595
Mortgage-backed securities              41,237      1,372       (604)     42,005
                                     ---------    -------   --------    --------
     Total fixed income securities   $ 158,747    $ 2,495   $ (4,024)  $ 157,218
                                     =========    =======   ========    ========

AT DECEMBER 31, 1998
U.S. government and agencies         $  14,105    $ 2,498   $      -    $ 16,603
Corporate                               84,547      3,548       (151)     87,944
Foreign government                       3,031        239          -       3,270
Mortgage-backed securities              48,215      2,972        (20)     51,167
                                     ---------    -------   --------    --------
     Total fixed income securities   $ 149,898    $ 9,257   $   (171)   $158,984
                                     =========    =======   ========    ========

                          LINCOLN BENEFIT LIFE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                ($ IN THOUSANDS)



SCHEDULED MATURITIES
The scheduled maturities for fixed income securities are as follows at December 31, 1999:

                                         AMORTIZED    FAIR
                                            COST      VALUE
                                         ---------  --------
Due in one year or less                  $   2,000  $  1,999
Due after one year through five years       38,778    38,374
Due after five years through ten years      56,887    54,579
Due after ten years                         19,845    20,261
                                         ---------  --------
                                           117,510   115,213
Mortgage-backed securities                  41,237    42,005
                                         ---------  --------
     Total                               $ 158,747  $157,218
                                         =========  ========

Actual maturities may differ from those scheduled as a result of prepayments by the issuers.




NET INVESTMENT INCOME
YEAR ENDED DECEMBER 31,                   1999             1998           1997
                                          ----             ----           ----
Fixed income securities               $  10,380         $ 10,375       $ 10,032
 Short-term investments                     577              286            195
                                         ------           ------         ------
  Investment income, before expense      10,957           10,661         10,227
  Investment expense                        217              583            160
                                         ------           ------         ------
  Net investment income               $  10,740         $ 10,078       $ 10,067
                                      =========         ========       ========

REALIZED CAPITAL GAINS AND LOSSES
YEAR ENDED DECEMBER 31,                   1999             1998           1997
                                          ----             ----           ----

Fixed income securities               $   (913)         $   134        $     17
  Income taxes                            (320)              47               6
                                      --------          -------        --------
  Realized capital gains and losses,
    after tax                         $   (593)         $    87        $     11
                                      ========          =======        ========

Excluding calls and prepayments, gross gains of $1 and gross losses of $914 were realized on sales of fixed income securities during 1999. There were no gross gains or losses realized on sales of fixed income securities during 1998 and 1997.

UNREALIZED NET CAPITAL GAINS AND LOSSES
Unrealized net capital gains on fixed income securities included in shareholder's equity at December 31, 1999 are as follows:


                                         COST/                               GROSS UNREALIZED           UNREALIZED
                                      AMORTIZED COST         FAIR VALUE     GAINS       LOSSES          NET LOSSES
                                      --------------         ----------     -----       ------          ----------

Fixed income securities                  $ 158,747          $ 157,218       $2,495     $ (4,024)       $  (1,529)
                                        ==========          =========       ======     ========
Deferred income taxes                                                                                        535
                                                                                                       ---------
Unrealized net capital losses                                                                          $    (994)
                                                                                                       =========

                               LINCOLN BENEFIT LIFE COMPANY
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   ($ IN THOUSANDS)

CHANGE IN UNREALIZED NET CAPITAL GAINS AND LOSSES
YEAR ENDED DECEMBER 31,                                 1999               1998               1997
                                                        ----               ----               ----
     Fixed income securities                       $  (10,615)         $  2,729           $  3,585
     Deferred income taxes                              3,715              (955)            (1,254)
                                                   ----------          --------           --------
     (Decrease) increase in unrealized net
        capital gains                              $   (6,900)         $  1,774           $  2,331
                                                   ==========          ========           ========

SECURITIES ON DEPOSIT
At December 31, 1999, fixed income securities with a carrying value of $7,628 were on deposit with regulatory authorities as required by law.

5.  FINANCIAL INSTRUMENTS

In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The fair value estimates of financial instruments presented on the following page are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including reinsurance recoverables) and liabilities (including traditional life and interest-sensitive life insurance reserves and deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments, such as accrued investment income and cash, are generally of a short-term nature. Their carrying values are assumed to approximate fair value.

FINANCIAL ASSETS
The carrying value and fair value of financial assets at December 31, are as follows:


                                                  1999                        1998
                                                  ----                        ----
                                       CARRYING          FAIR      CARRYING          FAIR
                                        VALUE            VALUE      VALUE            VALUE
                                       --------          -----     --------          -----
Fixed income securities              $  157,218        $ 157,218  $ 158,984       $  158,984
Short-term investments                    1,919            1,919      3,675            3,675
Separate Accounts                     1,411,996        1,411,996    763,416          763,416


Fair values for fixed income securities are based on quoted market prices where available. Non-quoted securities are valued based on discounted cash flows using current interest rates for similar securities. Short-term investments are highly liquid investments with maturities of less than one year whose carrying value are deemed to approximate fair value. Separate Accounts assets are carried in the consolidated statements of financial position at fair value based on quoted market prices.

FINANCIAL LIABILITIES
The carrying value and fair value of financial liabilities at December 31, are as follows:


                                                 1999                         1998
                                                 ----                         ----
                                      CARRYING            FAIR      CARRYING        FAIR
                                       VALUE              VALUE      VALUE          VALUE
                                      --------            -----     --------        -----

Contractholder funds on
  investment contracts              $ 5,716,583        $ 5,424,725  $ 5,220,485    $ 5,006,124
Separate Accounts                     1,411,996          1,411,996      763,416        763,416


The fair value of contractholder funds on investment contracts is based on the terms of the underlying contracts. Reserves on investment contracts with no stated maturities (single premium and flexible premium deferred annuities) are valued at the account balance less surrender charges. The fair value of immediate annuities and annuities without life contingencies with fixed terms is estimated using discounted cash flow calculations based on interest rates currently offered for contracts with similar terms and durations. Separate Accounts liabilities are carried at the fair value of the underlying assets.

                         LINCOLN BENEFIT LIFE COMPANY
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              ($ IN THOUSANDS)


6.  RESERVE FOR LIFE-CONTINGENT CONTRACT BENEFITS AND CONTRACTHOLDER FUNDS

At December 31, the reserve for life-contingent contract benefits consists of the following:


                                                         1999              1998
                                                         ----              ----
          Immediate annuities                         $ 79,269          $  56,683
          Traditional life                             312,130            228,734
          Other                                         27,718             61,557
                                                      --------          ---------
             Total life-contingent contract benefits  $419,117          $ 346,974
                                                      ========          =========

The assumptions for mortality generally utilized in calculating reserves include, the 1983 group annuity mortality table for immediate annuities; and actual Company experience plus loading for traditional life. Interest rate assumptions vary from 4.4% to 9.3% for immediate annuities and 4.0% to 8.0% for traditional life. Other estimation methods used include the present value of contractually fixed future benefits for immediate annuities and the net level premium reserve method using the Company's withdrawal experience rates for traditional life.

At December 31, contractholder funds consists of the following:



                                                         1999              1998
                                                         ----              ----

          Interest-sensitive life                   $ 1,656,087      $  1,572,478
          Fixed annuities:
            Immediate annuities                         123,637           105,692
            Deferred annuities                        5,589,940         5,106,900
                                                    -----------      ------------
            Total contractholder funds              $ 7,369,664      $  6,785,070
                                                    ===========      ============

Contractholder funds are equal to deposits received, net of commissions, and interest credited to the benefit of the contractholder less withdrawals, mortality charges and administrative expenses. Interest rates credited range from 5.2% to 7.4% for interest-sensitive life contracts; 4.4% to 9.3% for immediate annuities and 1.6% to 26.2% for deferred annuities. Withdrawal and surrender charge protection includes: i) for interest-sensitive life, either a percentage of account balance or dollar amount grading off generally over 20 years; and, ii) for deferred annuities not subject to a market value adjustment, either a declining or a level percentage charge generally over nine years or less. Approximately 10% of deferred annuities are subject to a market value adjustment.

7. REINSURANCE

The Company purchases reinsurance to limit aggregate and single losses on large risks. The Company continues to have primary liability as the direct insurer for risks reinsured. Estimating amounts of reinsurance recoverable is impacted by the uncertainties involved in the establishment of loss reserves. Failure of reinsurers to honor their obligations could result in losses to the Company.

The Company cedes a portion of the mortality risk on certain term life policies with a pool of reinsurers.

Amounts recoverable from reinsurers are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Except for ALIC, no single reinsurer had a material obligation to the Company nor is the Company's business substantially dependent upon any reinsurance contract.

                           LINCOLN BENEFIT LIFE COMPANY
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               ($ IN THOUSANDS)



The following amounts were ceded to third parties under reinsurance agreements:

                                                     YEAR ENDED DECEMBER 31,
                                                 1999        1998         1997
                                                 ----        ----         ----
Premiums                                    $  201,889    $ 154,320    $173,855
Policy benefits and other expenses             182,389      202,676     182,799



8.  COMPANY RESTRUCTURING

On November 10, 1999 the Corporation announced a series of strategic initiatives to aggressively expand its selling and servicing capabilities. The Corporation also announced that it is implementing a program to reduce current annual expenses by approximately $600 million. The reduction will result in the elimination of approximately 4,000 current non-agent positions, across all employment grades and categories by the end of 2000, or approximately 10% of the Corporation's non-agent work force. The impact of the reduction in employee positions is not expected to materially impact the results of operations of the Company.

These cost reductions are part of a larger initiative to redeploy the cost savings to finance new initiatives including investments in direct access and internet channels for new sales and service capabilities, new competitive pricing and underwriting techniques, new agent and claim technology and enhanced marketing and advertising. As a result of the cost reduction program, the Corporation recorded restructuring and related charges of $81 million pretax during the fourth quarter of 1999. The Corporation anticipates that additional pretax restructuring related charges of approximately $100 million will be expensed as incurred throughout 2000. The Company's allocable share of these expenses were immaterial in 1999 and are expected to be immaterial in 2000.

9.  INCOME TAXES

The Company joins the Corporation and its other eligible domestic subsidiaries (the "Allstate Group") in the filing of a consolidated federal income tax return and is party to a federal income tax allocation agreement (the "Allstate Tax Sharing Agreement"). Under the Allstate Tax Sharing Agreement, the Company pays to or receives from the Corporation the amount, if any, by which the Allstate Group's federal income tax liability is affected by virtue of inclusion of the Company in the consolidated federal income tax return. Effectively, this results in the Company's annual income tax provision being computed, with adjustments, as if the Company filed a separate return.

Prior to June 30, 1995, the Corporation was a subsidiary of Sears Roebuck & Co. ("Sears") and, with its eligible domestic subsidiaries, was included in the Sears consolidated federal income tax return and federal income tax allocation agreement. Effective June 30, 1995, the Corporation and Sears entered into a new tax sharing agreement, which governs their respective rights and obligations with respect to federal income taxes for all periods during which the Corporation was a subsidiary of Sears, including the treatment of audits of tax returns for such periods.

The Internal Revenue Service ("IRS") has completed its review of the Allstate Group's federal income tax returns through the 1993 tax year. Any adjustments that may result from IRS examinations of tax returns are not expected to have a material impact on the financial position, liquidity or result of operations of the Company.

                        LINCOLN BENEFIT LIFE COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             ($ IN THOUSANDS)




The components of the deferred income tax assets and liabilities at December 31, are as follow:


                                                       1999             1998
                                                       ----             ----
DEFERRED ASSETS
Unrealized net capital losses                     $     535          $      -
Other assets                                            897                 -
                                                  ---------          --------
   Total deferred assets                              1,432            -    -

DEFERRED LIABILITIES
Difference in tax bases of investments               (2,177)           (2,244)
Unrealized net capital gains                              -            (3,180)
Other liabilities                                         -              (122)
                                                  ---------          --------
  Total deferred liabilities                         (2,177)           (5,546)
                                                  ---------          --------
  Net deferred liability                          $    (745)         $ (5,546)
                                                  =========          ========


The components of the income tax expense for the year ended at December 31, are as follow:


                                          1999           1998         1997
                                          ----           ----         ----
Current                                $  3,645        $ 3,262      $ 4,321
Deferred                                 (1,086)           442         (586)
                                       --------        -------      -------
   Total income tax expense            $  2,559        $ 3,704      $ 3,735
                                       ========        =======      =======


The Company paid income taxes of $3,902, $731 and $4,116 in 1999, 1998 and 1997, respectively

A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the year ended December 31, is as follows:


                                          1999           1998         1997
                                          ----           ----         ----
Statutory federal income tax rate         35.0%          35.0%        35.0%
Other                                     (1.0)            .7           .3
                                          ----           ----         ----
Effective income tax rate                 34.0%          35.7%        35.3%
                                          ====           ====         ====


Prior to January 1, 1984, the Company was entitled to exclude certain amounts from taxable income and accumulate such amounts in a "policyholder surplus" account. The balance in this account at December 31, 1999, approximately $340, will result in federal income taxes payable of $119 if distributed by the Company. No provision for taxes has been made as the Company has no plan to distribute amounts from this account. No further additions to the account have been permitted since the Tax Reform Act of 1984.

10.  STATUTORY FINANCIAL INFORMATION

The Company's statutory capital and surplus was $153,632 and $146,842 at December 31, 1999 and 1998, respectively. The Company's statutory net income was $6,091, $7,201 and $6,665 for the years ended December 31, 1999, 1998 and 1997, respectively.
                                       F-14

                        LINCOLN BENEFIT LIFE COMPANY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             ($ IN THOUSANDS)


PERMITTED STATUTORY ACCOUNTING PRACTICES
The Company prepares its statutory financial statements in accordance with accounting practices prescribed or permitted by the Nebraska Department of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company does not follow any permitted statutory accounting practices that have a significant impact on statutory surplus or statutory net income.

The NAIC's codification initiative has produced a comprehensive guide of statutory accounting principles, which the Company will implement in January 2001. The Company's state of domicile, Nebraska, has passed legislation revising various statutory accounting requirements to conform to codification. These requirements are not expected to have a material impact on the statutory surplus of the Company.

DIVIDENDS
The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company and other relevant factors. The payment of shareholder dividends by the Company without the prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in accordance with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months. The maximum amount of dividends that the Company can distribute during 2000 without prior approval of the Nebraska Department of Insurance is $15,113.

RISK-BASED CAPITAL
The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset and interest rate risks. At December 31, 1999, RBC for the Company was significantly above a level that would require regulatory action.

11.  OTHER COMPREHENSIVE INCOME

The components of other comprehensive income on a pretax and after-tax basis for the year ended December 31, are as follows:


                                         1999                            1998                            1997
                              -----------------------------   --------------------------      ---------------------------------
                                                   After-                          After-                               After-
                              Pretax     Tax       Tax        Pretax     Tax        Tax        Pretax         Tax         Tax
                              ------     ---       ------     ------     ---       ------      ------         ---       ------
UNREALIZED CAPITAL GAINS
 AND LOSSES:
-------------------------
 Unrealized holding
   (losses) gains arising
   during the period        $ (11,528)  $ 4,035  $ (7,493)    $ 2,863   $(1,002)   $ 1,861     $ 3,602     $ (1,260)    $ 2,342
 Less: reclassification
   adjustments                   (913)      320      (593)        134       (47)        87          17           (6)         11
                            ---------   -------  --------     -------   -------    -------     -------     --------     -------
 Unrealized net capital
   (losses) gains             (10,615)    3,715    (6,900)      2,729      (955)     1,774       3,585       (1,254)      2,331
                            ---------   -------  --------     -------  --------    -------     -------     --------     -------
 Other comprehensive
   (loss) income            $ (10,615)  $ 3,715  $ (6,900)    $ 2,729   $  (955)   $ 1,774     $ 3,585     $ (1,254)    $ 2,331
                            =========   =======  ========     =======   =======    =======     =======     ========     =======

                                          F-15

                             LINCOLN BENEFIT LIFE COMPANY
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   ($ IN THOUSANDS)



12.  COMMITMENTS AND CONTINGENT LIABILITIES

LEASES
The Company leases certain office facilities and computer equipment.
Total rent expense for all leases was $2,042, $1,743 and $1,596 in 1999, 1998 and 1997, respectively. Minimum rental commitments under noncancelable operating leases with initial or remaining term of more than one year as of December 31, are as follows:


                                                          1999
                                                          ----
                                           2000         $ 1,815
                                           2001             296
                                           2002              12
                                           2003              12
                                           2004              12
                                     Thereafter             264
                                                        -------
                                                        $ 2,411
                                                        =======


REGULATION AND LEGAL PROCEEDINGS
The Company's business is subject to the effects of a changing social, economic and regulatory environment. Public and regulatory initiatives have varied and have included employee benefit regulation, removal of barriers preventing banks from engaging in the securities and insurance business, tax law changes affecting the taxation of insurance companies, and tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles, and proposed legislation to prohibit the use of gender in determining insurance rates and benefits. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

From time to time the Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary damages are asserted. In the opinion of management, the ultimate liability, if any, arising from such pending or threatened litigation is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

GUARANTY FUNDS
Under state insurance guaranty fund laws, insurers doing business in a state can be assessed, up to prescribed limits, for certain obligations of insolvent insurance companies to policyholders and claimants. The Company's expenses related to these funds have been immaterial. These expenses are ceded to ALIC under reinsurance agreements.

MARKETING AND COMPLIANCE ISSUES
Companies operating in the insurance and financial services markets have come under the scrutiny of regulators with respect to market conduct and compliance issues. Under certain circumstances, companies have been held responsible for providing incomplete or misleading sales materials and for replacing existing policies with policies that were less advantageous to the policyholder. The Company monitors its sales materials and enforces compliance procedures to mitigate any exposure to potential litigation. The Company is a member of the Insurance Marketplace Standards Association, an organization which advocates ethical market conduct.


13. SALE OF BUILDING

Included within other income and expenses in the Company's consolidated statements of operations and comprehensive income for 1999, is a write-down of $798 associated with the sale of the Company's building in Lincoln, Nebraska which occurred in the first quarter of 2000. Also included in other income and expenses is the write-down of $1,200 related to unamortized building improvements recognized in the third quarter of 1999 when the building was vacated by the Company.


14. SUBSEQUENT EVENT

On January 13, 2000, the Company declared a dividend of all the common shares of AFD, Inc stock to ALIC. AFD, Inc income (loss) after taxes, included within other income and expenses and income tax expense was ($9), $136, and $580 in 1999, 1998 and 1997, respectively. Total assets for AFD, Inc were immaterial to the Company in total at December 31, 1999 and 1998.

                                LINCOLN BENEFIT LIFE COMPANY
                                 SCHEDULE IV - REINSURANCE
                                       ($ IN THOUSANDS)


                                       GROSS                        NET
YEAR ENDED DECEMBER 31, 1999           AMOUNT         CEDED        AMOUNT
----------------------------           ------         -----        ------
Life insurance in force           $ 109,520,029   $ 109,520,029  $       -
                                  =============   =============  =========

Premiums and contract charges:
       Life and annuities         $     369,540   $     369,540  $       -
       Accident and health               20,203          20,203
                                  -------------   -------------  ---------
                                  $     389,743   $     389,743  $       -
                                  =============   =============  =========


                                     GROSS                          NET
YEAR ENDED DECEMBER 31, 1998         AMOUNT           CEDED        AMOUNT
----------------------------         --------         -------      ------

Life insurance in force           $  97,690,299   $  97,690,299  $       -
                                  =============   =============  =========

Premiums and contract charges:
       Life and annuities         $     287,839   $     287,839  $       -
       Accident and health                3,450           3,450          -
                                  -------------   -------------  ---------
                                  $     291,289   $     291,289  $       -
                                  =============   =============  =========


                                     GROSS                          NET
YEAR ENDED DECEMBER 31, 1997         AMOUNT             CEDED       AMOUNT
----------------------------         ------             -----       ------

Life insurance in force           $  72,754,000   $  72,754,000  $       -
                                  =============   =============  =========

Premiums and contract charges:
       Life and annuities         $     277,825   $     277,825  $       -
       Accident and health               35,217   $      35,217          -
                                  -------------   -------------  ---------
                                  $     313,042   $     313,042  $       -
                                  =============   =============  =========


                 (This page has been left blank intentionally.)

                     APPENDIX A
              Accumulation Unit Values
                    Basic Policy



                                                       Accumulation         Accumulation       Number of Units
                                                      Unit Value 1          Unit Value         Outstanding at
Fund2                                                    Beginning             Ending             End of Year            Year
------------------------------------------               --------             ---------           -----------           ------
Goldman Sachs CORE SmallCap Equity                          10                  12.19               32,499               1999
Goldman Sachs CORE International Equity                     10                  12.29               22,152               1999
J.P. Morgan Small Company                                   10                  14.01               42,567               1999
Lazard Emerging Markets                                     10                  13.27               11,803               1999
Lazard International Equity                                 10                  11.25               27,207               1999
LSA Focused Equity                                          10                  12.49               34,228               1999
LSA Balanced                                                10                  10.40                386                 1999
LSA Growth Equity                                           10                  12.22               3,394                1999
LSA Disciplined Equity                                      10                  11.49                684                 1999
LSA Value Equity                                            10                  11.03                 32                 1999
LSA Emerging Growth Equity                                  10                  17.48               16,191               1999
The Institutional Universal Funds, Inc.                     10                  13.80                409                 1999
(Formerly Known as  Morgan Stanley
Dean Witter Universal Funds, Inc.) MidCap Growth
The Institutional Universal Funds, Inc.                     10                  12.06                 0                  1999
(Formerly Known as  Morgan Stanley
Dean Witter Universal Funds, Inc.) MidCap Value
The Institutional Universal Funds, Inc.                     10                  10.37               17,868               1999
(Formerly Known as  Morgan Stanley
Dean Witter Universal Funds, Inc.) High Yield
OCC Equity                                                  10                  10.62                 0                  1999
OCC SmallCap                                                10                  10.65                 0                  1999
PIMCO StocksPLUS Growth and Income                          10                  11.64                 21                 1999
PIMCO Foreign Bond                                          10                  10.29               17,747               1999
PIMCO Total Return Bond                                     10                  10.13               54,509               1999
PIMCO Money Market                                          10                  10.07               45,777               1999
Salomon Brothers Capital                                    10                  11.54               49,256               1999

                            Accumulation Unit Values

                 Basic Policy Plus Enhanced Death Benefit Rider



                                                           Accumulation       Accumulation Unit     Number of Units
                                                           Unit Value 1            Value             Outstanding at
Fund 2                                                      Beginning             Ending              End of Year            Year
------------------------------------------                  ---------             --------             ---------           -------
Goldman Sachs CORE SmallCap Equity                              10                  12.19               3,604                1999
Goldman Sachs CORE International Equity                         10                  12.29               5,621                1999
J.P. Morgan Small Company                                       10                  14.00                 0                  1999
Lazard Emerging Markets                                         10                  13.26               2,809                1999
Lazard International Equity                                     10                  11.24               4,064                1999
LSA Focused Equity                                              10                  12.48               8,359                1999
LSA Balanced                                                    10                  10.40               7,126                1999
LSA Growth Equity                                               10                  12.21               24,902               1999
LSA Disciplined Equity                                          10                  11.48               11,935               1999
LSA Value Equity                                                10                  11.03               17,183               1999
LSA Emerging Growth Equity                                      10                  17.47               5,259                1999
The Institutional Universal Funds, Inc.                         10                  13.80               6,216                1999
(Formerly Known as Morgan Stanley Dean
Witter Universal Funds, Inc.) MidCap Growth
The Institutional Universal Funds, Inc.                         10                  12.05               6,021                1999
(Formerly Known as Morgan Stanley Dean
Witter Universal Funds, Inc.) MidCap Value
The Institutional Universal Funds, Inc.                         10                  10.36                 0                  1999
(Formerly Known as Morgan Stanley Dean
Witter Universal Funds, Inc.) High Yield
OCC Equity                                                      10                  10.62               5,784                1999
OCC SmallCap                                                    10                  10.65                 0                  1999
PIMCO StocksPLUS Growth and Income                              10                  11.64               12,776               1999
PIMCO Foreign Bond                                              10                  10.28                 0                  1999
PIMCO Total Return Bond                                         10                  10.13                224                 1999
PIMCO Money Market                                              10                  10.07               10,350               1999
Salomon Brothers Capital                                        10                  11.53                 0                  1999

                                   APPENDIX B

                         PORTFOLIOS AND PERFORMANCE DATA
                                PERFORMANCE DATA

From time to time the Separate Account may advertise the PIMCO Money Market Subaccount's "yield" and "effective yield." Both yield figures are based on historical earnings and are not intended to indicate future performance. The "yield" of the PIMCO Money Market Subaccount refers to the net income earned by the Subaccount over the seven-day period stated in the advertisement. This income is then "annualized." That is, the amount of income earned during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment. The "effective yield" is calculated similarly but, when annualized, the income earned by the investment is assumed to be reinvested at the end of each seven-day period. The "effective yield" will be slightly higher than the "yield" because of the compounding effect of this assumed reinvestment. Neither the yield nor the effective yield takes into consideration the effect of any capital gains or losses that might have occurred during the seven day period, nor do they reflect the impact of any premium tax charge or Withdrawal Charges. The impact of other, recurring charges on both yield figures is, however, reflected in them to the same extent it would affect the yield (or effective yield) for a Contract of average size.

In addition, the Separate Account may advertise an annualized 30-day (or one month) yield figure for Subaccounts other than the PIMCO Money Market Subaccount. These yield figures are based upon the actual performance of the Subaccount over a 30-day (or one month) period ending on a date specified in the advertisement. Like the money market yield data described above, the 30-day (or one month) yield data will reflect the effect of all recurring Contract charges, but will not reflect any Withdrawal Charges or premium tax charge. The yield figure is derived from net investment gain (or loss) over the period expressed as a fraction of the investment's value at the end of the period.

The Separate Account may also advertise standardized and non-standardized "total return" data for its Subaccounts. Like the yield figures described above, total return figures are based on historical data and are not intended to indicate future performance. The standardized "total return" compares the value of a hypothetical investment made at the beginning of the period to the value of the same hypothetical investment at the end of the period. Standardized total return figures reflect the deduction of any Withdrawal Charge that would be imposed upon a complete redemption of the Contract at the end of the period. Recurring Contract charges are reflected in the standardized total return figures in the same manner as they are reflected in the yield data for Contracts funded through the Money Market Subaccount.

In addition to the standardized "total return," the Separate Account may advertise non-standardized "total return." Non-standardized total return is calculated in a similar manner and for the same time periods as the standardized total return except that the Withdrawal Charge is not deducted. Further, we assumed an initial hypothetical investment of $50,000, because $50,000 is closer to the average Purchase Payment of a Contract which we expect to write. Standardized total return, on the other hand, assumes an initial hypothetical investment of $1,000.

The Separate Account may also disclose yield and non-standardized total return for time periods before the date the Separate Account commenced operations. In this case, performance data for the Subaccounts is calculated based on the performance of the Portfolios and assumes that the Subaccounts existed during the same time period as the Portfolios, with recurring Contract charges equal to those currently assessed against the Subaccounts.

Our advertisements may also compare the performance of our Subaccounts with: (a) certain unmanaged market indices, including but the Dow Jones Industrial Average, the Standard & Poor's 500, and the Shearson Lehman Bond Index; and/or
(b) other management investment companies with investment objectives similar to the underlying funds being compared. Our advertisements also may include the performance ranking assigned by various publications, including the Wall Street Journal, Forbes, Fortune, Money, Barron's, Business Week, USA Today, and statistical services, including Lipper Analytical Services Mutual Fund Survey, Lipper Annuity and Closed End Survey, the Variable Annuity Research Data Survey, and SEI.

The Contract charges are described in more detail on pages 27-29. We have described the computation of advertised performance data for the Separate Account in more detail beginning on page S-6 of the Statement of Additional Information.

                                      B-1

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                                   APPENDIX C

                    ILLUSTRATION OF A MARKET VALUE ADJUSTMENT

Purchase Payment:          $40,000.00
Credit Enhancement:        1,600.00

Guarantee Period:          5 Years

Guaranteed Interest Rate:  5% Annual Effective Rate

5-year Treasury Rate at
Time of Purchase Payment:  6%

The following examples illustrate how the Market Value Adjustment and the Withdrawal Charge may affect the values of a Contract upon a withdrawal. The 5% assumed Guaranteed Interest Rate is the rate required to be used in the "Summary of Expenses." In these examples, the withdrawal occurs one year after (in the second Contract Year) the Issue Date. The Market Value Adjustment operates in a similar manner for transfers, except that there is no free amount for transfers. No Withdrawal Charge applies to transfers.

Assuming that the entire $40,000.00 Purchase Payment and $1,600.00 Credit Enhancement are allocated to the Guaranteed Maturity Fixed Account for the Guarantee Period specified above, at the end of the five-year Guarantee Period the Contract Value would be $53,093.31. After one year, when the withdrawals occur in these examples, the Contract Value would be $43,680.00. We have assumed that no prior partial withdrawals or transfers have occurred.

The Market Value Adjustment and the Withdrawal Charge only apply to the portion of a withdrawal that is greater than the Free Withdrawal Amount. Accordingly, the first step is to calculate the Free Withdrawal Amount.

The Free Withdrawal Amount is equal to:

    (a) the greater of:

       - earnings not previously withdrawn; or

       - 15% of your total Purchase Payments in the most recent eight years;
         plus

    (b) an amount equal to your total Purchase Payments made more than eight years ago, to the extent not previously withdrawn.

Here, (a) equals $6,000.00, because 15% of the total Purchase Payments in the most recent eight years ($6,000.00 = 15% X $40,000.00) is greater than the earnings not previously withdrawn ($3,680.00). (B) equals $0, because all of the Purchase Payments were made less than eight years age. Accordingly, the Free Withdrawal Amount is $6,000.00.

The formula that we use to determine the amount of the Market Value Adjustment is:

 .9 X (I-J) X N,

where:         I          =      the Treasury Rate for a  maturity  equal to the
relevant Guarantee Period for the week preceding the beginning of the Guarantee Period;

               J          =      the Treasury Rate for a maturity equal to the
relevant Guarantee Period for the week preceding our receipt of your withdrawal request, death benefit request, transfer request, or annuity option request; and

               N          =      the number of whole and partial years from the
date we receive your request until the end of the relevant Guarantee Period.

We will base the Market Value Adjustment on the current Treasury Rate for a maturity corresponding in length to the relevant Guarantee Period. These examples also show the Withdrawal Charge (if any), which would be calculated separately from the Market Value Adjustment.

EXAMPLE OF A DOWNWARD MARKET VALUE ADJUSTMENT

A downward Market Value Adjustment results from a full or partial withdrawal that occurs when interest rates have increased. Assume interest rates have increased one year after the Purchase Payment, such that the five-year Treasury Rate is now 6.5%. Upon a withdrawal, the market value adjustment factor would be:

    .9 X (.06 - .065) X 4 = -.0180

The Market Value Adjustment is a reduction of $678.24 from the amount withdrawn:

        $-678.24 = -.0180 X ($43,680 - $6,000.00)

A Withdrawal Charge of 7% (assuming the Withdrawal occurs at the start of the second Contract year) would be assessed against the Purchase Payments withdrawn that are less than eight years old and are not eligible for free withdrawal. Under the Contract, earnings are deemed to be withdrawn before Purchase Payments. Accordingly, in this example, the amount of the Purchase Payment eligible for free withdrawal would equal the Free Withdrawal Amount less the interest credited or $2,320.00 ($6,000.00 - $3,680.00).

Therefore, the Withdrawal Charge would be:

        $2,637.60 = 7% X (40,000.00 - $2,320.00)

As a result, the net amount payable to you would be:

        $40,364.16 = $43,680.00 - $678.24 - $2,637.60

EXAMPLE OF AN UPWARD MARKET VALUE ADJUSTMENT

An upward Market Value Adjustment results from a withdrawal that occurs when interest rates have decreased. Assume interest rates have decreased one year after the Purchase Payment, such that the five-year Treasury Rate is now 5.5%. Upon a withdrawal, the market value adjustment factor would be:

        .9 X (.06 - .055) X 4 = .0180

The Market Value Adjustment would increase the amount withdrawn by $648.00, as follows:

        $678.24 = .0180 X ($43,680 - $6,000.00)

As above, in this example, the amount of the Purchase Payment eligible for free withdrawal would equal the Free Withdrawal Amount less the interest credited or $2,320.00 ($6,000.00 - $3,680.00). Therefore, the Withdrawal Charge would be:

        $2,637.60 = 7% X ($40,000.00 - $2,320.00)

As a result, the net amount payable to you would be:

        $41,720.64 = $43,680.00 + $678.24 - $2,637.60

EXAMPLE OF A PARTIAL WITHDRAWAL

If you request a partial withdrawal from a Guarantee Period, we can either (1) withdraw the specified amount of Contract Value and pay you that amount as adjusted by any applicable Market Value Adjustment or (2) pay you the amount requested, and subtract an amount from your Contract Value that equals the requested amount after application of the Market Value Adjustment and Withdrawal Charge. Unless you instruct us otherwise, when you request a partial withdrawal we will assume that you wish to receive the amount requested. We will make the necessary calculations and on your request provide you with a statement showing our calculations.

For example, if in the first example you wished to receive $20,000.00 as a partial withdrawal, the Market Value Adjustment and Withdrawal Charge would be calculated as follows:

let:       AW    =    the total amount to be withdrawn from your contract value
           MVA   =    Market Value Adjustment
           WC    =    Withdrawal Charge
           AW'   =    amount subject to Market Value Adjustment and Withdrawal
                      Charge

Then       AW - $20,000.00 = WC-MVA

Since neither the Market Value Adjustment nor the Withdrawal Charge apply to the free withdrawal amount, we can solve directly for the amount subject to the Market Value Adjustment and the Withdrawal Charge (i.e., AW'), which equals AW -$6,000.00. Then, AW = AW' + $6,000, and AW' + $6,000.00 - $20,000.00 = MVA +
WC.

           MVA        =          -.018 X AW'
           WC         =          .07 X AW'

(since the Market Value Adjustment is a reduction from amount withdrawn, it operates in the same direction as the Withdrawal Charge)

           WC - MVA = .088AW'
           AW' - $14,000.00 = .088AW'
           AW' = $14,000.00 / (1 - .088) = $15,350.88 MVA = -.018 X $15,350.88 =
           $276.32 WC = .07 X $15,350.88 = $1,074.56

AW = Total amount withdrawn = $15,350.88 + $6,000.00 = $21,350.88

You receive $20,000.00; the total amount subtracted from your contract is $21,350.88; the Market Value Adjustment is $276.32; and the Withdrawal Charge is $1,074.56. Your remaining Contract Value is $20,649.12.

If, however, in the same example, you wished to withdraw $20,000.00 from your Contract Value and receive the adjusted amount, the calculations would be as follows:

    By definition, AW = total amount withdrawn from your Contract Value = $20,000.00

           AW'   =    amount that MVA & WC are applied to
                 =    amount withdrawn in excess of Free Amount =
                      $20,000.00 - $6,000.00 = $14,000.00
           MVA   =    -.018 X $14,000.00 = $-252.00

           WC    =    .07 X $14,000.00 = $980.00

You would receive $20,000.00 - $252.00 - $980.00 = $18,768.00;  the total amount subtracted from your Contract Value is $20,000.00. Your remaining Contract Value would be $22,000.00.

EXAMPLE OF FREE WITHDRAWAL AMOUNT

Assume that in the foregoing example, after four years $10,565.06 in earnings; including the Credit Enhancement had been credited and that the Contract Value in the Fixed Account equaled $50,565.06. In this example, if no prior withdrawals have been made, you could withdraw up to $10,565.06 without incurring a Market Value Adjustment or a Withdrawal Charge. The Free Withdrawal Amount would be $10,565.06, because the interest credited ($10,565.06) is greater than 15% of the Total Purchase Payments in the most recent eight years ($40,000.00 X .15 = $6,000.00).

                                      C-2